Exhibit 10.2

LOAN AND SECURITY AGREEMENT

dated as of January 3, 2018

between

MARQUETTE BUSINESS CREDIT, LLC,
as Lender

and

RADISYS CORPORATION,
as Borrower

TABLE OF CONTENTS

ARTICLE I - DEFINITIONS	1

Section 1.1	Definitions 1

Section 1.2	UCC Terms 19

Section 1.3	Accounting Terms and Determinations 19

Section 1.4	Interpretative Provisions. 19

ARTICLE II - CREDIT FACILITIES	20

Section 2.1	Loans 20

Section 2.2	Advances 20

Section 2.3	Repayment of the Loans 20

Section 2.4	Disbursement of Loans 21

Section 2.5	Deemed Requests for Loans to Pay Required Payments 21

Section 2.6	Letters of Credit. 21

ARTICLE III - GENERAL LOAN PROVISIONS; FEES AND EXPENSES	23

Section 3.1	Interest. 23

Section 3.2	Fees and Expenses. 24

Section 3.3	Manner of Payment. 24

Section 3.4	Termination of Agreement or Facility. 25

Section 3.5	Evidence of Debt. 25

Section 3.6	Changes in Capital Adequacy Regulations 25

Section 3.7	Lender Statements; Survival of Indemnity 25

Section 3.8	Maximum Interest; Controlling Limitation 25

ARTICLE IV - CONDITIONS PRECEDENT	26

Section 4.1	Conditions Precedent 26

Section 4.2	Conditions to Subsequent Advances 28

ARTICLE V - REPRESENTATIONS AND WARRANTIES OF BORROWER	29

Section 5.1	Representations and Warranties 29

Section 5.2	Survival of Representations 32

ARTICLE VI - SECURITY INTEREST AND COLLATERAL COVENANTS	32

Section 6.1	Security Interest 32

Section 6.2	Collection of Accounts. 32

Section 6.3	Verification of Accounts 33

Section 6.4	Disputes, Returns and Adjustments 33

Section 6.5	Invoices 33

Section 6.6	Ownership; Defense of Title. 33

Section 6.7	Locations; Organizational Information 34

Section 6.8	Records Relating to Collateral. 34

Section 6.9	Inspection 34

Section 6.10	Maintenance 34

Section 6.11	[Reserved] 34

Section 6.12	Preservation of Lender’s Rights 34

Section 6.13	Perfection and Protection of Lender’s Security Interest 35

Section 6.14	Power of Attorney 35

ARTICLE VII - AFFIRMATIVE COVENANTS	36

Section 7.1	Preservation of Corporate Existence and Similar Matters 36

Section 7.2	Compliance with Applicable Law 36

Section 7.3	Conduct of Business 36

Section 7.4	Payment of Taxes and Claims 36

Section 7.5	Accounting Methods and Financial Records 36

Section 7.6	Use of Proceeds 36

Section 7.7	Hazardous Waste and Substances; Environmental Requirements 37

Section 7.8	Accuracy of Information 37

Section 7.9	Revisions or Updates to Schedules 37

Section 7.10	ERISA 37

Section 7.11	Insurance 37

Section 7.12	Payroll Taxes 38

Section 7.13	Notice of Certain Matters 38

Section 7.14	Deposit Accounts.. 38

Section 7.15	Landlord Access Agreement 38

ARTICLE VIII - FINANCIAL AND COLLATERAL REPORTING	38

Section 8.1	Financial Statements. 38

Section 8.2	Compliance Certificate 39

Section 8.3	Collateral Information and Reports. 39

ARTICLE IX - NEGATIVE COVENANTS	40

Section 9.1	Financial Covenants 40

Section 9.2	Prohibited Distributions and Payments, Etc 41

Section 9.3	Debt 41

Section 9.4	Liens 41

Section 9.5	Loans 41

Section 9.6	Merger, Consolidation, Sale of Assets, Acquisitions 41

Section 9.7	Transactions with Affiliates 41

Section 9.8	Contingent Liabilities 41

Section 9.9	Operating Leases 41

Section 9.10	Benefit Plans 41

Section 9.11	Sales and Leasebacks 42

Section 9.12	Investments 42

Section 9.13	Amendments 42

Section 9.14	No Restrictions on Subsidiary Distributions 42

Section 9.15	Inventory Locations 42

Section 9.16	USA Patriot Act 42

Section 9.17	Sanctions. 42

ARTICLE X - DEFAULT	42

Section 10.1	Events of Default 42

Section 10.2	Remedies. 44

Section 10.3	Application of Proceeds 45

Section 10.4	Miscellaneous Provisions Concerning Remedies. 45

Section 10.5	Trademark License 45

ARTICLE XI - MISCELLANEOUS	45

Section 11.1	Notices. 45

Section 11.2	Expenses 46

Section 11.3	Setoff 47

Section 11.4	Venue; Service of Process 47

Section 11.5	Assignment; Participation 47

Section 11.6	Amendments and Waivers 48

Section 11.7	Performance of Borrower’s Duties 48

Section 11.8	Indemnification 48

Section 11.9	All Powers Coupled with Interest 48

Section 11.10	Severability of Provisions 48

Section 11.11	GOVERNING LAW 48

Section 11.12	Jury Waiver 49

Section 11.13	Counterparts; Integration 49

Section 11.14	Time is of the Essence 49

Section 11.15	Waiver of Consumer Rights 49

Section 11.16	Patriot Act Notice 49

Section 11.17	Press Releases and Related Matters 50

Section 11.18	Confidentiality 50

LOAN AND SECURITY AGREEMENT
This Loan and Security Agreement (this “Agreement”) is executed by and between MARQUETTE BUSINESS CREDIT, LLC (together with its successors and assigns, “Lender”) and RADISYS CORPORATION, an Oregon corporation (“Borrower”), as of January 3, 2018. Lender and Borrower hereby agree as follows:
ARTICLE I- DEFINITIONS

Section 1.1 Definitions. When used in this Agreement, the capitalized terms set forth below shall have the definitions assigned to such terms below:

“Account Debtor” means a Person who is obligated on an account.
“Acquisition” means any transaction or series of related transactions on or after the date of this Agreement for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of all or substantially all of any business or division of a Person, (b) the acquisition of in excess of fifty (50%) of the Equity Interests of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is already a Subsidiary).
“Affiliate” of a Person means another Person which, directly or indirectly, controls, is controlled by, or is under common control with, such former Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities or partnership or other interests, by contract or otherwise. Without limiting the forgoing, UMB Financial Corporation and all of its direct and indirect subsidiaries are Affiliates of Lender.
“Agreement” has the meaning prescribed for such term in the preamble paragraph of this Agreement.
“Anti-Corruption Laws” means: (a) the U.S. Foreign Corrupt Practices Act of 1977, as amended; (b) the U.K. Bribery Act 2010, as amended; and (c) any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which Borrower is located or doing business.

“Anti-Money Laundering Laws” means applicable laws or regulations in any jurisdiction in which Borrower is located or doing business that relates to money laundering, any predicate crime to money laundering, or any financial record keeping and reporting requirements related thereto.

“Applicable Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation of a governmental authority or determination of a court or binding arbitrator, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Availability” means, as of any date, the positive difference between (i) the Borrowing Base on such date and (ii) the outstanding principal amount of the Loans and Letter of Credit Exposure in each case determined as of such time on such date.
“Base Rate” means for any day a rate per annum equal to the higher of (a) the Prime Rate in effect on such day, or (b) the LIBOR Rate plus two percent (2.00%), which LIBOR Rate shall be determined by Lender on a monthly basis.  Any change in the Base Rate resulting from a change in either the Prime Rate or the LIBOR Rate shall become effective on the day such change occurs.
“Benefit Plan” means a defined benefit plan as defined in Section 3(35) of ERISA (other than a Multiemployer Plan) subject to Title IV of ERISA in respect of which Borrower or any Related Company is, or within the immediately preceding six (6) years was, an “employer” as defined in Section 3(5) of ERISA.

“Blocked Account” means the account at UMB Bank, n.a. designated as account number ending in 0192.
“Blocked Account Minimum Balance” means $4,000,000 through June 29, 2018 and $6,000,000 thereafter.
“Blocked Account Reserve” means a reserve against availability in the amount of $4,000,000 through June 29, 2018 and $6,000,000 thereafter.
“Borrower” has the meaning prescribed for such term in the preamble paragraph of this Agreement.
“Borrowing Base” means, as of any date of determination, an amount equal to:

(a)    Eighty-Five percent (85%) (or such lesser percentage as Lender may in its Permitted Discretion determine from time to time) of the Net Amount of Eligible Accounts; plus

(b)    the lesser of:

(i)    Eighty-Five percent (85%) (or such lesser percentage as Lender may in its Permitted Discretion determine from time to time) of the Net Amount of Eligible Foreign Accounts; or

(ii)    $20,000,000; minus

(c)    the Blocked Account Reserve minus the cash balance in the Blocked Account (provided that such number shall not be less than $0); minus
(d)    the sum of all other Reserves.
Without limiting Lender’s discretion to implement other Reserves, Lender shall institute Reserves with respect to Eligible Accounts in the event that Dilution Ratio exceeds five percent (5.00%) such that the advance rate shall be reduced by not more than one percent (1.00%) for each percentage of Dilution Ratio in excess of five percent (5.00%).
“Borrowing Base Certificate” means a certificate in the form of Exhibit A attached hereto or otherwise in a form acceptable to Lender. Such certificate will include a breakdown of all Accounts which contain any elements of Deferred Revenue.
“Borrowed Debt” means Debt (i) that is represented by notes payable, drafts accepted, bonds, debentures or similar instruments that represent extensions of credit, (ii) upon which interest charges are customarily paid (other than trade Debt), (iii) that was issued or assumed as full or partial payment for property, (iv) that is evidenced by a guarantee (but only if the obligations guaranteed would otherwise qualify as Money Borrowed), (v) that constitutes reimbursement obligations with respect to letters of credit, or (vi) that constitutes a Capitalized Lease Obligation.
“Business Day” means any day that is not a Saturday, Sunday, or other day on which commercial banks in Los Angeles, California, are authorized or required by law to remain closed, or is a day when Lender is otherwise closed.
“Capital Expenditures” means, with respect to any Person, all expenditures made and liabilities incurred for the acquisition of assets which are required to be capitalized in accordance with GAAP.
“Capitalized Lease” means a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP.
“Capitalized Lease Obligation” means Debt represented by obligations under a Capitalized Lease, and the amount of such Debt shall be the capitalized amount of such obligations determined in accordance with GAAP.
“Cash Equivalents” means (a) short-term obligations of, or fully guaranteed by, the United States government or issued by any agency thereof and backed by the full faith and credit of the United States, (b) commercial paper rated

A-1 or better by S&P or P-1 or better by Moody’s, or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, with a duration of not more than nine (9) months, (c) demand deposit accounts maintained in the ordinary course of business, (d) certificates of deposit issued by, and time deposits, eurodollar time deposits or overnight deposits with, commercial banks (whether domestic or foreign) having capital and surplus in excess of $100,000,000; provided in each case that the same provides for payment of both principal and interest (and not principal alone or interest alone) and is not subject to any contingency regarding the payment of principal or interest, (e) repurchase obligations of any commercial bank satisfying the requirements of clause (d) of this definition, having a term of not more than thirty (30) days, with respect to securities issued or fully guaranteed or insured by the United States government, (f) money market mutual or similar funds that (i) invest exclusively in assets satisfying the requirements of clauses (a) through (e) of this definition, (ii) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, as amended, (iii) are rated AAA by S&P and Aaa by Moody’s and (iv) have portfolio assets of at least $5,000,000,000.
“Cash Loss After Debt Service” means the following, as determined as of the end of each month: (a) EBITDA for such month minus (b) cash taxes paid during such month, minus (c) Non-Financed Capital Expenditures made during such month, minus, (d) cash interest expense paid during such month, minus (e) principal payments on Debt which were made or scheduled to be paid during such month, minus (f) payments on Capitalized Leases during such period, minus (g) all dividends and distributions made by Borrower in respect of its Equity Interests during such period, all calculated for Borrower and its Subsidiaries on a consolidated basis.
“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.
“CFC Holdco” means a Domestic Subsidiary (a) all or substantially all of the assets of which consist of equity interests of one or more CFCs and (b) that conducts no material business.
“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any governmental authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any governmental authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.
“Change of Control” means, at any time, (a) any Person or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934, as amended) (i) shall have acquired beneficial ownership of fifty percent (50%) or more on a fully diluted basis of the voting and/or economic interest in the Equity Interests of Borrower or (ii) shall have obtained the power (whether or not exercised) to elect a majority of the members of the Board of Directors (or similar governing body) of Borrower or (b) Borrower shall cease to beneficially own and control one hundred percent (100%) on a fully diluted basis of the economic and voting interest in the Equity Interests in each Guarantor (if any).
“Closing Date” means the date on which all such conditions precedent set forth in Section 4 have been satisfied or waived in writing by Lender.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral” means and includes all of Borrower’s now owned or hereafter acquired assets, whether tangible or intangible, including without limitation all of Borrower’s right, title and interest in and to each of the following, wherever located and whether now existing or hereafter arising or acquired: (a) all accounts, (b) all inventory, (c) all equipment and fixtures, (d) all contract rights, (e) all general intangibles, including without limitation payment intangibles and software, (f) all Intellectual Property, (g) all securities accounts, deposit accounts, cash, money, drafts, certificates of deposit, and general and special deposits, including without limitation the Blocked Account, (h) all investment property and financial assets (other than margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System and Equity Interests of any Immaterial Subsidiary), (i) all instruments, (j) all chattel paper, including without limitation, electronic chattel paper, (k) all goods and all accessions thereto, (1) all healthcare-insurance receivables, (m) all leases, (n) all reporting obligations, (o) all documents, (p) all letter of credit rights, (q) all insurance and certificates of insurance pertaining to any and all items of Collateral, (r) all books and records, (s) all files, correspondence, computer programs, tapes, disks and related data processing software and other media which contain information identifying or pertaining to any of the Collateral or any Account Debtor or showing the amounts thereof or payments thereon or otherwise necessary or helpful in the realization thereon or the collection thereof, (t) all cash deposited with any Affiliate of Lender, (u) all commercial tort claims, including, without limitation, those described on Schedule 1.1 hereto, if any, and (v) any and all products and cash and non-cash proceeds of the foregoing (including, but not limited to, any claims to any items referred to in this definition and any claims against third parties for loss of, damage to or destruction of any or all of the Collateral or for proceeds payable under or unearned premiums with respect to policies of insurance) in whatever form; provided, however, that “Collateral” shall not include the Excluded Property.
“Collection Account” means the special account maintained with UMB Bank, n.a., in the name of Lender, for the benefit of Borrower, over which Lender alone has the power of withdrawal.
“Concentration Limit” means fifteen percent (15%) of total accounts of Borrower deemed Eligible Accounts other than with respect to clause (m) of the definition of “Eligible Accounts”; provided, however, as it relates solely to accounts of Borrower from Philips Healthcare and Nokia Solutions and Networks, the Concentration Limit means forty percent (40%).
“Contingent Liability” means any obligation of a Person arising from a guaranty, indemnity or other assurance of payment or performance of any Debt, lease, dividend or other obligation (“primary obligations”) of another obligor (“primary obligor”) in any manner, whether directly or indirectly, including any obligation of such Person under any (a) guaranty, endorsement, co-making or sale with recourse of an obligation of a primary obligor; (b) obligation to make take-or-pay or similar payments regardless of nonperformance by any other party to an agreement; and (c) arrangement (i) to purchase any primary obligation or security therefor, (ii) to supply funds for the purchase or payment of any primary obligation, (iii) to maintain or assure working capital, equity capital, net worth or solvency of the primary obligor, (iv) to purchase property or services for the purpose of assuring the ability of the primary obligor to perform a primary obligation, or (v) otherwise to assure or hold harmless the holder of any primary obligation against loss in respect thereof. The amount of any Contingent Obligation shall be deemed to be the stated or determinable amount of the primary obligation (or, if less, the maximum amount for which such Person may be liable under the instrument evidencing the Contingent Obligation) or, if not stated or determinable, the maximum reasonably anticipated liability with respect thereto.
“Contract Rate” means for any date a per annum rate equal to the sum of the Base Rate in effect from time to time plus one percent (1.00%).
“Cross Aging Percentage” shall mean twenty-five percent (25.00%) of the aggregate balance of all accounts owing by a particular Account Debtor.
“Debt” means, without duplication, (a) all obligations for Borrowed Debt or for the deferred purchase price of property or services or in respect of reimbursement obligations under letters of credit, (b) all obligations represented by bonds, debentures, notes and accepted drafts that represent extensions of credit, (c) Capitalized Lease Obligations, (d) all obligations (including, during the noncancellable term of any lease in the nature of a title retention agreement, all future payment obligations under such lease discounted to their present value in accordance with GAAP) secured by any Lien to which any property or asset owned or held by a Person is subject, whether or not the obligation secured thereby shall have been assumed by such Person, (e) all Contingent Liabilities of such Person, (f) Disqualified Equity Interests, including all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interests in such Person or any other Person or any warrant, right or option to acquire such

Equity Interests, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference, and (g) in the case of Borrower, the Loans.
“Debt to be Repaid” means the Debt evidenced by that certain Credit Agreement, dated as of September 19, 2016, among Borrower, as borrower, RADISYS INTERNATIONAL LLC, as guarantor, Silicon Valley Bank, as administrative agent, issuing lender and swingline lender and the lenders party thereto from time to time.
“Default” means any of the events specified in Section 10.1 that, with the passage of time or giving of notice or both, would constitute an Event of Default.
“Default Rate” means the Contract Rate plus two percent (2.00%) per annum.
“Deferred Revenue” means any amounts billed and deferred under GAAP in connection with any of the following: (1) undelivered elements of an arrangement (such as software upgrades or enhancements to an existing product); (2) any future obligation of Borrower is unfulfilled; and (3) products that are shipped but not yet accepted by the customer only for arrangements that contain explicit customer acceptance provisions.
“Dilution Factors” means, with respect to any period, the aggregate amount of all deductions, credit memos, returns, adjustments, allowances, bad debt write-offs and other non-cash credits which are issued to reduce accounts receivable in a manner consistent with current and historical accounting practices of Borrower.
“Dilution Ratio” means, at any date, the amount (expressed as a percentage) equal to (a) the aggregate amount of the applicable Dilution Factors for the twelve consecutive months then ending divided by (b) total gross sales for the twelve consecutive months then ending.
“Disqualified Equity Interest” means any Equity Interest that, by its terms (or by the terms of any security of other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is three months after the Maturity Date, (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to three months after the Maturity Date, (c) contains any repurchase obligation that may come into effect prior to payment in full of all Obligations, (d) requires scheduled cash dividend payments prior to three months after the Maturity Date, (e) provides the holders of such Equity Interest thereof with any rights to receive any cash upon the occurrence of a change of control prior to three months after the date on which the Obligations have been irrevocably paid in full, unless the rights to receive such cash are contingent upon the Obligations being irrevocably paid in full, or (f) is prohibited by the terms of this Agreement.
“Dollar” and “$” means freely transferable United States dollars.
“Domestic Subsidiary” shall mean any Subsidiary of Borrower incorporated or organized under the laws of the United States of America, or any state or other political subdivision thereof or which is considered to be a “disregarded entity” for United States federal income tax purposes and which is not a CFC, in each case provided such Subsidiary is owned by Borrower or a Domestic Subsidiary of Borrower, and “Domestic Subsidiaries” shall mean any or all of them.
“EBITDA” means, for any period, the sum of (a) Net Income (or Net Loss) for such period, plus (b) interest expense for such period, plus (c) the provision for income taxes allocable to such period, plus (d) any depreciation or amortization expenses incurred in determining Net Income (or Net Loss) for such period, plus (e) non-cash stock compensation expense; plus (f) inventory charges and non-cash asset write-downs occurring in such period, plus (g) Restructuring Add-Backs to the extent incurred during such period, plus (h) foreign currency gains and losses not to exceed $200,000 in any month, which occur in such period.

“Eligible Accounts” shall mean all accounts of Borrower which are deemed by Lender in the exercise of its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base. In no event shall Eligible Accounts include the following:
(a)(a)    accounts which remain unpaid more than one hundred twenty (120) days past their original invoice dates (or, solely in the case of Reliance accounts which remain unpaid more than one hundred eighty (180) days past their original invoice dates, solely to the extent the applicable foreign credit insurance policy covers such extended terms);
(b)accounts which are not paid within sixty (60) days after their original due dates;
(c)accounts owing by a single Account Debtor if more than the Cross Aging Percentage of such accounts is ineligible pursuant to clauses (a) or (b) above;
(d)accounts with respect to which the Account Debtor is an Affiliate of Borrower;
(e)accounts with respect to which the obligation of payment by the Account Debtor is or may be conditional for any reason whatsoever including, without limitation, accounts arising with respect to goods that were (i) not sold on an absolute basis, (ii) sold on a bill and hold sale basis, (iii) sold on a consignment sale basis, (iv) sold on a guaranteed sale basis, (v) sold on a sale or return basis, or (vi) sold on the basis of any other similar understanding;
(f)accounts with respect to which the Account Debtor is not a resident or citizen of, or otherwise located in, the United States of America or a province of Canada (other than Quebec), or with respect to which the Account Debtor is not subject to service of process in the United States of America or a province of Canada (other than Quebec);
(g)accounts with respect to which the Account Debtor is the United States of America or any other federal governmental body unless such accounts are duly assigned to Lender in compliance with all applicable governmental requirements (including, without limitation, the Federal Assignment of Claims Act of 1940, as amended, if applicable);
(h)accounts with respect to which Borrower is or may be liable to the Account Debtor in any way (but only up to the amount of such liability), or which is subject to any right of setoff or recoupment (but only up to the amount of such setoff or recoupment), or if the Account Debtor thereon has disputed liability or made any claim with respect to any other Account due from such Account Debtor (but only up to the disputed or claimed amount);
(i)owed by an Account Debtor, to the extent the amount owing thereon, exceeds the credit limit extended to such Account Debtor by Borrower;
(j)which is evidenced by a promissory note or other instrument or by chattel paper;
(k)which arises out of a sale not made in the ordinary course of Borrower’s business;
(l)with respect to which any of the following events has occurred as to the Account Debtor on such Account: death or judicial declaration of incompetency, if the Account Debtor is an individual, the filing of any petition for relief under the bankruptcy code or similar proceeding, a general assignment for the benefit of creditors, the appointment of a receiver or trustee, application or petition for dissolution, the sale or transfer of all or substantially all of the assets or the cessation of the business as a going concern;
(m)accounts with respect to which the goods giving rise thereto have not been shipped to the applicable Account Debtor or accounts with respect to which the services performed giving rise thereto have not been completed;
(n)accounts which are not invoiced within five (5) Business Days after the shipment and delivery to and acceptance by said Account Debtor of the goods giving rise thereto or the performance of the services giving rise thereto by the applicable Account Debtor;
(o)accounts that are not invoiced within the period specified in the contract giving rise thereto or, with respect to such contract, pursuant to a documented change request of the applicable Account Debtor;
(p)accounts which are not subject to a first priority perfected security interest in favor of Lender;
(q)that portion of an account balance owed by a single Account Debtor which exceeds the Concentration Limit;
(r)accounts with respect to which the Account Debtor is located in any state that requires Borrower to qualify to do business in such state or to file a business activities report or similar report in order to permit

Borrower to seek judicial enforcement in such state of payment of such account, unless Borrower is qualified to do business in such state or is in compliance with any such filing requirements;
(s)accounts which represent a progress billing;
(t)accounts with respect to which there exists any Lien in favor of any Person other than Lender (other than a Term Agent Lien), unless such Lien has been fully and unconditionally subordinated to Lender’s security interest pursuant to a written agreement in form and substance acceptable to Lender;
(u)accounts representing funds paid by vendors of Borrower in connection with promotion of such vendors’ brands;
(v)the portion of any accounts which constitutes Deferred Revenue; and
(w)accounts that Lender, in its Permitted Discretion, has determined to be ineligible.

“Eligible Foreign Accounts” means accounts that meet each of the requirements set forth in the definition of Eligible Accounts other than clause (f), and are covered by foreign credit insurance acceptable to Lender in its Permitted Discretion.
“Environmental Laws” means all federal, state, local and foreign laws now or hereafter in effect relating to pollution or protection of the environment, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, removal, transport or handling of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes, and any and all regulations, notices or demand letters issued, entered, promulgated or approved thereunder.
“Equity Interest” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
“ERISA” means the Employee Retirement Income Security Act of 1974, as in effect from time to time, and any successor statute, and any rule or regulation issued thereunder.
“Event of Default” means any of the events specified in Section 10.1.
“Excluded Accounts” means (a) deposit accounts that are zero balance accounts, fiduciary, tax withholding or payroll accounts or accounts established to cash collateralize letters of credit and (b) the deposit accounts maintained by Borrower with U.S. Bancorp and Square 1 Bank as of the Closing Date; provided that with respect to the accounts listed in clause (b), the balance of such accounts shall zero dollars on or before January 12, 2018.
“Excluded Property” means (a) any lease, license or contract to which Borrower is a party, or any license, consent, permit, variance, certification, authorization or approval of any governmental authority (or any person acting on behalf of a governmental authority) of which Borrower is the owner or beneficiary, or any of its rights or interests thereunder, if and for so long as the grant of a security interest therein shall constitute or result in (i) the abandonment, invalidation or unenforceability of the right, title or interest of Borrower therein or (ii) a breach or termination pursuant to the terms of, or a default under, such lease, license or contract or such license, consent, permit, variance, certification, authorization or approval (other than, in the case of clauses (i) and (ii), to the extent that any such term would be rendered ineffective pursuant to Section 9.406, 9.407, 9.408 or 9.409 of the UCC or any other Applicable Law or principles of equity), (b) any asset owned by Borrower on the date hereof or hereafter acquired that is subject to a purchase money lien or a Lien securing a Capital Lease Obligation permitted to be incurred hereunder if the contract or other agreement (or the documentation providing for such permitted purchase money debt or Capitalized Lease Obligations) in which such Lien is granted validly prohibits the creation of any other Lien on such asset, (c) any intent-to-use trademark application prior to the filing and acceptance of evidence of the use of such trademark in interstate commerce to the extent, if any, that and solely during the period, if any, in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use trademark application under Applicable Law, (d) leased real properties; provided that such exclusion shall not cover any property or assets located on leased real properties, (e) any letter of credit rights to the extent Borrower is required by Applicable Law to apply the proceeds of a drawing of such letter of credit for a specified purpose, (f) any assets acquired after the Closing Date to the extent that, and for so long as, granting a security interest in such assets would violate an enforceable contractual obligation with a third party binding on such assets that existed at the time of acquisition thereof and was not created or made binding on such assets in contemplation or in connection with the acquisition of such assets, (g) pledges and security interests prohibited by Applicable Law; (h) any item of Collateral, to the extent the cost of obtaining security interests in such item of Collateral is excessive (as determined by the Lender in its Permitted Discretion) in relation to the benefit to the Lender of the security afforded thereby, (i) (A) voting capital stock in any first tier Subsidiary that is a CFC or any CFC Holdco in excess of 65% of the total voting capital stock in such first tier Subsidiary that is a CFC or any CFC Holdco, and (B) any of the capital stock of any lower-tier Subsidiary the direct or indirect parent of which is a CFC, (j) Intellectual Property that is either filed or registered outside the United States and (k) any Excluded Accounts; provided that (x) no accounts, inventory or other Collateral at any time included in the Borrowing Base shall be Excluded Property and (y) if any Excluded Property would otherwise constitute Collateral, then, immediately upon such property ceasing to constitute Excluded Property for any reason, such property shall be deemed at all times from and after the date thereof to constitute Collateral; provided, further, that (i) no non-voting capital stock in any first tier Subsidiary that is a CFC or any CFC Holdco shall be or be deemed “Excluded Property” and (ii) immediately upon the amendment of the Code or the applicable Treasury regulations to allow the pledge of a greater percentage of the voting power of capital stock in a CFC or CFC Holdco without adverse tax consequences to Borrower and its Subsidiaries, such greater percentage of the voting capital stock described by clause (h) above shall no longer be or be deemed “Excluded Property”.
“Facility Limit” means $20,000,000.
“Facility Termination Date” means the earliest to occur of (a) the Maturity Date, (b) the date on which Borrower fully terminates the loan facility contemplated hereunder pursuant to Section 3.4, and (c) the date on which Lender’s commitment to make Loans is terminated pursuant to Section 10.2.
“Financial Statements” means, (a) with respect to financial statements dated as of a date prior to the Closing Date, (i) the balance sheet of Borrower for its fiscal year ended December 31, 2016, and the related statements of profit and loss and cash flows for the year ended on such date, audited by independent public accountants, and (ii) its unaudited balance sheet as of September 30, 2017, and the related statements of profit and loss and cash flows for the monthly period then ended, and (b) with respect to financial statements dated after the Closing Date, the financial statements delivered to Lender pursuant to Section 8.1(a) and Section 8.1(b), respectively.
“Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each calendar month for the twelve consecutive months then ending of (a) EBITDA for such period minus cash taxes paid during such period, minus Non-Financed Capital Expenditures made during such period, to (b) without duplication, cash interest expense paid during such period, plus principal payments on Debt which were made or scheduled to be paid during such period, plus payments on Capitalized Leases during such period, plus all dividends and distributions made by Borrower in respect of its Equity Interests during such period, all calculated for Borrower and its Subsidiaries on a consolidated basis.
“Foreign Subsidiary” shall mean any Subsidiary, other than a Domestic Subsidiary, and “Foreign Subsidiaries” shall mean any or all of them.
“GAAP” means generally accepted accounting principles and practices consistently applied.
“Guarantor” and “Guarantors” means each Domestic Subsidiary of Borrower (other than Immaterial Subsidiaries), and each other Person that guarantees the payment and performance of any of the Obligations.
“HCP” means HCP-FVG, LLC, as Collateral Agent for the “Purchasers” under the HCP Term Loan Agreement.
“HCP Term Loan Agreement” means the Note Purchase Agreement, dated as of January 3, 2018, among Borrower, certain Domestic Subsidiaries, as guarantors, the Purchasers from time to time party thereto and HCP.

“Immaterial Subsidiary” means as of any date, any Subsidiary that holds less than 2% of the consolidated total assets (determined in accordance with GAAP) of the Borrower and its Subsidiaries.
“Intellectual Property” means, as to any Person, all of such Person’s then owned and existing and future acquired or arising patents, patent rights, copyrights, works which are the subject of copyrights, trademarks, service marks, trade names, trade styles, patent, trademark and service mark applications, and all licenses and rights related to any of the foregoing, and all rights to sue for past, present and future infringements of any of the foregoing, but excluding any Intellectual Property that is Excluded Property.
“Intercreditor Agreement” shall mean that certain Intercreditor Agreement, dated as of the date hereof, by and among Lender and HCP, as may be amended, amended and restated or otherwise modified from time to time in accordance with the terms thereof.
“Investment” means, with respect to any Person, any investment in another Person, whether by acquisition of any Debt or Equity Interest, by making any loan or advance, by becoming obligated with respect to a Contingent Liability in respect of obligations of such other Person (other than (a) travel and similar advances to employees and (b) bona fide accounts, in each case arising the ordinary course of business and consistent with historical practices) or by making an Acquisition.
“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuer Documents” means with respect to any Letter of Credit, the Letter of Credit application, and any other document, agreement and instrument entered into by Lender, the issuing bank and/or Borrower or in favor of the issuing bank or Lender and relating to such Letter of Credit.

“L/C Fee” has the meaning given to it in Section 2.6.

“Lender” has the meaning prescribed for such term in the preamble paragraph of this Agreement.
“Lender’s Office” means the office of Lender located at 333 South Grand Avenue, Suite 2200, Los Angeles, California 90071, or such other office as Lender may designate from time to time.
“Letters of Credit” has the meaning given to it in Section 2.6.

“Letter of Credit Exposure” means, at any time, the sum of (i) the aggregate undrawn amount of all Letters of Credit outstanding pursuant hereto at such time, plus (ii) the aggregate amount of all drawings under such Letters of Credit for which the issuer has not been reimbursed.

“LIBOR Rate” means, on any date of determination, the rate of interest per annum reported on Reuters Screen LIBOR01 (or any successor page or other commercially available, generally recognized financial information source providing quotations of LIBOR as determined by Lender from time to time) at approximately 11:00 a.m., London time, on such day (or, if such day is not a Business Day, on the preceding Business Day) for dollar deposits in the amount of $1,000,000 with a maturity of one month.
“LIBOR Business Day” means a day that commercial banks are open with respect to the transaction of international commercial banking business (including dealings in Dollar deposits) in London, England.
“Lien” means, with respect to any Person, any security interest, chattel mortgage, charge, mortgage, deed to secure debt, deed of trust, lien, pledge, Capitalized Lease, conditional sale or other title retention agreement, or other security interest or encumbrance of any kind in respect of any property of such Person or upon the income or profits therefrom.

“Loans” means the advances made to Borrower pursuant to Section 2.1.
“Loan Documents” means, collectively, this Agreement, each agreement or document now or hereafter executed and delivered by any Person to evidence or secure the Obligations, including Issuer Documents, and each other instrument, agreement and document now or hereafter executed and delivered in connection with this Agreement or the Loans.
“Lockbox” means a U.S. Post Office Box(es) established for the receipt of proceeds of Collateral pursuant to an agreement in form and substance satisfactory to Lender.
“Material Adverse Change” means any act, omission, event or undertaking which would, singly or in the aggregate, have a materially adverse effect upon (a) the business, assets, properties, liabilities, condition (financial or otherwise), results of operations or business prospects of Borrower or any of its subsidiaries, (b)  the ability of Borrower or any of its subsidiaries to perform any obligations under this Agreement or any other Loan Document to which it is a party, or (c) the legality, validity, binding effect, enforceability or admissibility into evidence of any Loan Document or the ability of Lender to enforce any rights or remedies under or in connection with any Loan Document.
“Maturity Date” means January 3, 2021.
“Maximum Rate” means the maximum nonusurious interest rate, if any, that at any time, or from time to time, may be contracted for, taken, reserved, charged, or received on the Loans under the laws which are presently in effect of the United States and the State of California applicable to Lender and such Debt or, to the extent permitted by law, under Applicable Law of the United States and the State of California which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than Applicable Laws now allows.
“Multiemployer Plan” means a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA to which Borrower or a Related Company is required to contribute or has contributed within the immediately preceding six (6) years.
“Net Amount” means with respect to Eligible Accounts at any time, the gross amount of Eligible Accounts less sales, excise or similar taxes, and less returns, discounts, claims, credits and allowances of any nature at any time issued, owing, granted, outstanding, available or claimed.
“Net Income” or “Net Loss” means, with respect to any Person, the net income or net loss of such Person for the period in question (after provision for income taxes) determined in accordance with GAAP, provided that the impact of any extraordinary gains, determined in accordance with GAAP, shall be excluded from the determination of “Net Income” and “Net Loss.”
“Net Worth” of any Person means the total shareholders’ or members’ equity (including Equity Interests, additional paid-in capital and retained earnings, after deducting treasury stock) which would appear as such on a balance sheet of such Person prepared in accordance with GAAP.
“Non-Financed Capital Expenditures” means Capital Expenditures that are made with funds other than funds obtained from a seller of the capital assets, by a lender, lessor or another financial institution, including, without limitation, Lender, for the specific purpose of making such Capital Expenditure, provided, however, that Capital Expenditures funded from advances under the Loans shall be considered Non-Financed Capital Expenditures.
“Obligations” means (i) all Loans or other advances made by Lender to Borrower pursuant to this Agreement or otherwise, (ii) all future advances or other value, of whatever class or for whatever purpose, at any time hereafter made or given by Lender to Borrower pursuant to any Loan Document, whether or not the advances or value are given pursuant to a commitment and whether or not Borrower is indebted to Lender at the time of such advance, (iii) any and all other debts, liabilities and obligations of every kind and character of Borrower to Lender under any Loan Document, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or obligations may, prior to their acquisition by Lender, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by Lender in a transaction with one other than Borrower (it being contemplated that Lender may make such acquisitions from others), howsoever such debts, liabilities or obligations shall arise or be incurred or evidenced, (iv) any and all other debts, liabilities and obligations of every kind and character of Borrower to any Affiliate of Lender under any Loan Document, whether now or hereafter existing, and regardless of whether such present or future debts, liabilities or obligations are direct or indirect, primary or secondary, joint, several, or joint and several, fixed or contingent, and regardless of whether such present or future debts, liabilities or obligations may, prior to their acquisition by such Affiliate, be or have been payable to, or be or have been in favor of, some other Person or have been acquired by such Affiliate in a transaction with one other than Borrower (it being contemplated that Affiliates of Lender may make such acquisitions from others), howsoever such debts, liabilities or obligations shall arise or be incurred or evidenced, (v) interest on all of the debts, liabilities and obligations set forth above (including interest accruing after the filing of any bankruptcy or similar petition), (vi) letter of credit reimbursement obligations under any Loan Document, liabilities in respect of any bank products, credit card facilities or hedging agreements, including without limitation, interest rate swap transaction, basis swap transaction, forward rate transaction, equity transaction, equity index transaction, foreign exchange transaction, cap transaction, floor transaction (including any option with respect to any of these transactions and any combination of any of the foregoing), (vii) all costs, fees and expenses payable by Borrower to Lender or any Affiliate of Lender pursuant to any of the Loan Documents and (viii) any and all renewals, extensions, modifications and increases of the debts, liabilities and obligations set forth above, or any part thereof. The term “Obligations” shall not be deemed to include any obligation to become obligated for or pledge assets in support of a “swap,” as defined in Section 1(a)(47) of the Commodity Exchange Act (“CEA”), entered into on or after October 12, 2012, if at the time that swap is entered into, Party is not an “eligible contract participant” as defined in Section 1(a)(18) of the CEA.
“Obligors” means Borrower, each Guarantor of the Obligations, and all other Persons obligated to Lender in respect of the Obligations and “Obligor” means any one of them.
“Operating Lease” means any lease (other than a lease constituting a Capitalized Lease) of real or personal property determined in accordance with GAAP.
“PBGC” means the Pension Benefit Guaranty Corporation or any successor agency.
“Permitted Debt” means (a) Debt constituting purchase money indebtedness or Capital Lease Obligations in aggregate amount outstanding not to exceed $1,250,000, (b) the Obligations, (c) endorsement of items for deposit or collection of commercial paper received in the ordinary course of business, (d) Debt (contingent or otherwise) with respect to surety and appeal bonds, performance bonds, bid bonds, completion guarantees and similar obligations incurred in the ordinary course of business, (e) Debt owed to any Person providing property, casualty, liability, or other insurance to Borrower or any of its Subsidiaries, so long as the amount of such Debt is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of, such insurance for the year in which such Debt is incurred and such Debt is outstanding only during such year, and which, in all cases, does not exceed $550,000 outstanding at any time, (f) trade payables and other contractual obligations arising in the ordinary course of business that are not past due by more than ninety (90) days, (g) accrual of interest, accretion or amortization of original issue discount, in each case, on Debt permitted hereunder, (h) Debt in respect of bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances issued for the account of Borrower in the ordinary course of business, including guarantees or obligations of Borrower with respect to letters of credit supporting such bid, performance or surety bonds, workers’ compensation claims, self-insurance obligations and bankers acceptances (in each case other than for an obligation for money borrowed); provided that Borrower shall incur such Debt for the account of, for the benefit of, or in support of any Foreign Subsidiary, (i) Debt in respect of netting services, overdraft protections and otherwise in connection with deposit accounts that are promptly repaid incurred in the ordinary course of business, (j) unsecured Debt in the ordinary course of business in respect of the following bank products or services extended to Borrower in an aggregate amount not to exceed $300,000 at any time: (i) cash management services and (ii) commercial credit card and merchant card services; (k) Debt in respect to loans or advances made by Borrower to Subsidiary that is an Obligor permitted pursuant to Section 9.5; (l) guarantees by Borrower of obligations of the Debt of any other Obligor; provided that the guarantees permitted under this clause (l) shall not be permitted unless the Debt so guaranteed is otherwise permitted by the terms hereof and such guarantees subordinated to the security interest of Lender in a manner satisfactory to Lender; (m) Debt of Radisys Technologies (Shenzhen) Co., Ltd. in favor of Borrower not to exceed $4,000,000 in the aggregate at any time, (n) unsecured Debt of Borrower in an aggregate principal amount, for all such Debt taken together, not to exceed $25,000 at any one time outstanding; (o) Debt existing on the Closing Date and described on Schedule 9.3 attached hereto and made a part hereof and any Permitted Refinancing Debt in respect of such Debt described on Schedule 9.3, (p) Debt evidenced by the HCP Term Loan Agreement; (q) obligations (contingent or otherwise) of Borrower existing or arising under any hedging agreement; (r) with the prior written consent of Lender (which consent shall be granted in Lender’s Permitted Discretion), Debt incurred by any Borrower subordinated to all of Borrower’s now or hereafter arising Debt pursuant to any Loan Document (pursuant to a subordination, intercreditor or other similar agreement in form and substance satisfactory to the Lender in its Permitted Discretion) on terms acceptable to Lender in its Permitted Discretion; or (s) Debt of the Borrower owing to any Subsidiary; provided that any such Debt owing to a Subsidiary that is not an Obligor shall not be permitted unless such Debt is otherwise permitted by the terms hereof and such Debt is subordinated to the Obligations in a manner satisfactory to Lender.
“Permitted Discretion” means a determination made in the exercise, in good faith, of reasonable business judgment (from the perspective of a secured, asset-based lender).
“Permitted Disposition” means (a) dispositions of inventory in the ordinary course of business, (b) dispositions of obsolete, worn-out or surplus assets no longer used or usable in the business of Borrower or any of its Subsidiaries in the ordinary course of business, (c) leases, non-exclusive licenses or sublicenses of real or personal property in the ordinary course of business, in each case subject to the Liens granted under the Loan Documents, (d) Investments in compliance with clause (b) of the definition of “Permitted Investments,” (e) dispositions, settlements and writeoffs of accounts receivable in connection with the collection or compromise thereof in the ordinary course of business and in an aggregate amount not to exceed $250,000 in any fiscal year, (f) dispositions of property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property and, in each case, so long as Lender has a Lien with respect to such replacement property with the same priority as the Lien of Lender with respect to the property disposed of, (g) dispositions by Borrower to any other Obligor, (h)(i) any lapse of Intellectual Property by Borrower that is not economically desirable in the conduct of the business of Borrower or its Subsidiaries or (ii) any abandonment, cancellation, non-renewal or discontinuance of Intellectual Property rights in the ordinary course of business so long as (in each case under clauses (i) and (ii)), such lapse is not materially adverse to the interests of Lender and such Intellectual Property is not then being used by Borrower or its Subsidiaries in the ordinary course of business, (i) dispositions that constitute a casualty event and (j) the use or transfer of money, cash or Cash Equivalents in a manner not prohibited by the terms of the this Agreement or any other Loan Document.
“Permitted Distributions” means (a) the declaration and payment of dividends by Borrower with respect to its capital stock payable solely in additional shares of its capital stock, (b) the purchase by Borrower of common capital stock or common capital stock options from present or former non-executive officers or employees of Borrower or any of its Subsidiaries upon the death, disability or termination of employment of such non-executive officer or employee, (c) any other distributions made by Borrower, in each case provided that (i) no Default or Event of Default exists at the time of such distribution or would occur as a result of such distribution, (ii) after giving effect to such distribution shall have Availability of at least $10,000,000 plus an amount necessary to make the next scheduled payment to HCP, plus an amount sufficient so that no trade payables or taxes are overdue (provided, that for purposes of this clause, trade payables shall be deemed overdue if payment has not been made by Borrower thereon within sixty (60) days of invoice date), and plus an amount sufficient to pay all book overdrafts, (iii) after giving effect to such distribution and payment of the next scheduled payment to HCP, Borrower’s Fixed Charge Coverage Ratio is not less than 1.00 to 1.00, and (iv) Borrower submits a Compliance Certificate to Lender demonstrating that the foregoing conditions have been satisfied to Lender’s satisfaction exercised in its Permitted Discretion and (d) in the event Borrower reasonably determines that a reverse split of Borrower’s common capital stock is necessary in order to comply or be able to continue to comply with the rules and regulations of The Nasdaq Stock Market, Borrower may repurchase any fractional shares resulting from or caused by such reverse split in an aggregate amount not to exceed $100,000.
“Permitted Investments” means Investments of Borrower in (a) Cash Equivalents, (b) Investments by Borrower (including intercompany loans permitted pursuant to Section 9.5) in any other Obligor, (c) Investments comprised of

(i) accounts receivables or notes payable owing to Borrower if created or acquired in the ordinary course of business, (ii) endorsements of negotiable instruments held for collection in the ordinary course of business or (iii) lease, utility and other similar deposits made in the ordinary course of business, (d) Investments in securities of trade creditors, customers, suppliers or account debtors received in satisfaction or partial satisfaction of obligations owing to it or upon foreclosure or pursuant to any plan of reorganization or liquidation or similar arrangement upon the bankruptcy or insolvency of such trade creditors, customers, suppliers or account debtors, (e) deposits of cash made in the ordinary course of business to secure performance of operating leases permitted hereunder, (f) Investments existing on the Closing Date and set forth on Schedule 9.12, (g) extensions of payment terms made to customers in the ordinary course of business, (h) guarantees permitted by clause (l) of the definition of “Permitted Debt” and Debt permitted by clause (k) of the definition of “Permitted Debt,” (i) loans and advances to employees of Borrower or any of its Subsidiaries in the ordinary course of business (including for travel, entertainment and relocation expenses) in an aggregate amount for Borrower not to exceed $400,000 at any one time outstanding, (j) Investments to fund or pay obligations with respect to workers’ compensation, unemployment insurance, health, disability, pension, severance or other employee benefits or other social security legislation, in each case, made pursuant to applicable law and (k) in addition to Investments otherwise expressly permitted by the foregoing clauses (a) through (j), Investments (including in joint ventures, strategic alliances and corporate collaborations) by Borrower or any of its Subsidiaries the aggregate amount of all of which Investments (valued at cost) does exceed $250,000.
“Permitted Liens” means: (a) Liens which constitute purchase money security interests or arise in connection with Capital Leases (and attaching only to the property being purchased or leased) permitted under clause (a) of the definition of Permitted Debt; provided that any such Lien attaches to such property within fifteen (15) days of the acquisition thereof and attaches solely to the property so acquired or leased; (b) Liens in favor of Lender; (c) Liens securing taxes, assessments and other governmental charges or levies (excluding any Lien imposed pursuant to any of the provisions of ERISA) or the claims of materialmen, mechanics, carriers, warehousemen or landlords for labor, materials, supplies or rentals incurred in the ordinary course of business, but (i) in all cases, only if payment shall not at the time be past due or thereafter can be paid without penalty, or are being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of Borrower in accordance with GAAP, and (ii) in the case of warehousemen or landlords controlling locations where inventory is located, only if such Liens have been waived or subordinated to the security interest of Lender in a manner satisfactory to Lender; (d) Liens arising out of pledges or deposits under worker’s compensation laws, unemployment insurance, old age pensions, or other social security or retirement benefits, or similar legislation; (e) (i) utility easements, building restrictions and such other encumbrances or charges against real property as are of a nature generally existing with respect to properties of a similar character, as arise in the ordinary course of business and that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary course of business of Borrower or any Subsidiary and (ii) minor defects in title, in each case, which do not materially interfere with the conduct of Borrower’s and its Subsidiaries’ business or the utilization thereof in the business of Borrower or its Subsidiaries; (f) Liens arising out of judgments, attachments or awards not resulting in an Event of Default under Section 10.1(i) or securing appeal or other surety bonds relating to such judgments, attachments or awards; provided that the amount of assets subject to such Liens shall not exceed $150,000 at any time outstanding; (g) Liens (i) incurred in the ordinary course of business to secure the performance of tenders, statutory obligations (other than excise taxes), surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, performance and return of money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) or (ii) arising by virtue of deposits made in the ordinary course of business to secure liability for premiums to insurance carriers; (h) leases, licenses or sublicenses of the properties of Borrower or its Subsidiaries, in each case as otherwise permitted under Section 9.6 and entered into in the ordinary course of Borrower’s or its Subsidiaries’ business so long as such leases, licenses or sublicenses do not, individually or in the aggregate; (i) interfere in any material respect with the ordinary conduct of the business of Borrower or its Subsidiaries, or (ii) materially impair the use (for its intended purposes) or the value of the property subject thereto; (j) (i) bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents on deposit in one or more accounts maintained by Borrower, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank with respect to cash management and operating account arrangements and (ii) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection; (k) the filing of UCC financing statements solely as a precautionary measure in connection with operating leases otherwise permitted hereunder; (l) statutory Liens of landlords and lessors in respect of rent not in default; (m) the title and interest of a lessor or sublessor in and to personal property leased or subleased, in each case extending only to such personal property; (n) non-exclusive licenses of Intellectual Property rights in the ordinary course of business; (o) the Term Agent Liens; (p) the Liens existing on the Closing Date and described on Schedule 9.4 attached hereto and made a part hereof; and (q) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods.
“Permitted Refinancing Debt” means, solely with respect to the Debt set forth on Schedule 9.3, Debt of any Person (“Refinancing Debt”) issued or incurred by such Person (including by means of the extension or renewal of existing Debt) to refinance, refund, extend, renew or replace the existing Debt of such Person set forth on Schedule 9.3 (“Refinanced Debt”); provided that (a) the principal amount of such Refinancing Debt is not greater than the principal amount of such Refinanced Debt plus the amount of any premiums or penalties and accrued and unpaid interest paid thereon and reasonable fees and expenses, in each case associated with such Refinancing Debt, (b) such Refinancing Debt has a final maturity that is no sooner than, and a weighted average life to maturity that is no shorter than, such Refinanced Debt, (c) if such Refinanced Debt or any guarantee thereof or any security therefor are subordinated to the Obligations, such Refinancing Debt and any guarantee thereof and any security therefor remain so subordinated on terms no less favorable, in any material respect, to Lender, (d) the obligors in respect of such Refinanced Debt immediately prior to such refinancing, refunding extension, renewal or replacement are the only obligors on such Refinancing Debt and (e) any guarantees which constitute all or a portion of such Refinancing Debt, taken as a whole, are determined in good faith by an authorized officer of such Person to be no less favorable, in any material respect, to such Person and Lender in any material respect than the covenants and events of default or guarantees, if any, applicable to such Refinanced Debt.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust or unincorporated organization or a government or any agency or political subdivision thereof.
“Prime Rate” means the rate per annum published from time to time by The Wall Street Journal as the base rate for corporate loans at large commercial banks (or if more than one such rate is published, the higher or highest of the rates so published). If such rate is no longer published by The Wall Street Journal, then Lender shall, in its sole and absolute discretion, substitute the base or prime rate for corporate loans at a large commercial bank for the base rate published in The Wall Street Journal. Such rate may not necessarily be the lowest or best rate actually charged to any customer of such commercial bank.
“Related Company” means, as to any Person, any (a) corporation which is a member of the same controlled group of corporations (within the meaning of Section 414(b) of the Code) as such Person, (b) partnership or other trade or business (whether or not incorporated) under common control (within the meaning of Section 414(c) of the Code) with such Person, or (c) member of the same affiliated service group (within the meaning of Section 414(m) of the Code) as such Person or any corporation described in clause (a) above or any partnership, trade or business described in clause (b) above.
“Requirements of Law” means as to any Person, provisions of the charter documents of such Person, or any law, treaty, code, rule, regulation, right, privilege, qualification, license or franchise, or any determination of an arbitrator or a court or other governmental authority, in each case applicable to such Person or any of such Person’s property or to which such Person or any of such Person’s property is subject or pertaining to the transactions contemplated or referred to in the Loan Documents.
“Reserve” means, as of any date of determination, an amount from time to time established by Lender in its Permitted Discretion as a reserve in reduction of the Borrowing Base in respect of contingencies or other potential factors (such as, without limitation, rebates, sales taxes, property taxes, installation and delivery expenses, warranties, royalty payments and license fees) which could adversely affect or otherwise reduce the anticipated amount of timely collections in payment of Eligible Accounts, which could affect the enforceability, perfection or priority of Lender’s Lien on the Collateral or which does or would with notice or passage of time or both, constitute an Event of Default. The “Reserve,” if any from time to time, does not represent cash funds.

“Restructuring Add-Backs” means restructuring charges which are taken from January 1, 2018 through June 30, 2018, in an amount not to exceed $1,600,000; provided, that Borrower must provide supporting information acceptable to Lender in its Permitted Discretion.
“Restricted Payments” means, with respect to any Person, (a) the retirement, redemption, purchase, or other acquisition for value of any Equity Interests issued by such Person, (b) the declaration or payment of any dividend or distribution on or with respect to any Equity Interests (excluding distributions made solely in shares of stock of the same class) or any other payment by such Person in respect of Equity Interests, (c) make any redemption, prepayment (whether mandatory or optional), defeasance, repurchase or any other payment in respect of any Subordinated Debt or (d) the payment by any Person of the principal amount of or interest on any Debt (other than trade debt in the ordinary course) owing to an Affiliate of such Person.
“Sanction” or “Sanctions” means individually and collectively, respectively, any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws, including but not limited to those imposed, administered or enforced from time to time by: (a) the United States of America, including those administered by the OFAC, the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other governmental authorities with jurisdiction over Borrower.

“Sanctioned Person” means any Person that is a target of Sanctions, including without limitation, a Person that is: (a) listed on OFAC’s Specially Designated Nationals and Blocked Persons List; (b) listed on OFAC’s Consolidated Non-Specially Designated Nationals List; (c) a legal entity that is deemed by OFAC to be a Sanctions target based on the ownership of such legal entity by Sanctioned Peron(s); or (d) a Person that is a Sanctions target pursuant to any territorial or country-based Sanctions program.
“Schedule of Accounts” means a schedule delivered by Borrower to Lender pursuant to the provisions of Section 8.3(a).
“Schedule of Inventory” means a schedule delivered by Borrower to Lender pursuant to the provisions of Section 8.3(c).
“Solvent” means, when used in connection with any Person, that such Person has assets of a fair value which exceeds the total liabilities of such Person and which exceeds the amount required to pay its debts (including contingent, subordinated, unmatured and unliquidated liabilities) as they become absolute and matured, and that such Person is able to, and anticipates that it will be able to, meet its debts as they mature and has adequate capital to conduct the business in which it is or proposes to be engaged, and when used in connection with Borrower, that all of the foregoing requirements are true after given effect to the transactions contemplated hereby, and that Borrower will not be rendered insolvent by the execution and delivery of the Loan Documents or by completion of the transactions contemplated hereunder or thereunder.
“Subordinated Debt” means Debt of Borrower to a third Person (i) that has been approved in writing by Lender and (ii) that has been subordinated to the payment of the Obligations pursuant to a written subordination agreement executed by Lender and the holder of such Debt containing terms acceptable to Lender in its sole and absolute discretion.
“Subsidiary” means, with respect to any Person, a corporation, partnership, limited liability company, or other legal entity in which that Person directly or indirectly owns or controls the shares of Equity Interests having ordinary voting power to elect a majority of the board of directors (or appoint a majority of other comparable managers) of such corporation, partnership, limited liability company, or other legal entity.
“Tangible Net Worth” means (a) the Net Worth of Borrower at the time in question, less (b) the amount of all intangible items (e.g. goodwill, noncompetition agreements, patents, copyrights, trademarks, franchises, organization or research and development costs), amounts due from Affiliates, employees, officers, managers, directors, members and shareholders, and all other items which should properly be treated as intangibles in accordance with GAAP, less (c) deferred tax liabilities of Borrower, plus (d) Subordinated Debt of Borrower.

“Term Agent Lien” means “Term Agent Lien” under and as defined in the Intercreditor Agreement.
“Term Priority Collateral” means “Term Priority Collateral” under and as defined in the Intercreditor Agreement.
“Termination Event” means the occurrence of any of the following which, individually or in the aggregate, would reasonably be expected to result in a material liability of Borrower: (a) a “Reportable Event” as defined in Section 4043 of ERISA, but excluding any such event as to which the PBGC has by regulation waived the requirement of Section 4043(a) of ERISA that it be notified within thirty (30) days of the occurrence of such event, provided however, that a failure to meet the minimum funding standard of Section 412 of the Code and of Section 302 of ERISA shall be a Reportable Event regardless of the issuance of any such waiver of the notice requirement in accordance with either Section 4043(a) of ERISA or Section 412(d) of the Code; (b) the filing of a notice of intent to terminate a Benefit Plan or the treatment of a Benefit Plan amendment as a termination under Section 4041 of ERISA; or (c) the institution of proceedings to terminate a Benefit Plan by the PBGC under Section 4042 of ERISA or the appointment of a trustee to administer any Benefit Plan.
“UCC” means the Uniform Commercial Code as in effect from time to time in the State of California, including without limitation, any amendments thereto which are effective after the date hereof or, when the laws of any other jurisdiction govern the perfection or enforcement of any Lien, the Uniform Commercial Code of such jurisdiction.
“Unfunded Vested Liabilities” shall mean the amount (if any) by which (i) the actuarial present value of accumulated benefits under a Benefit Plan which are vested exceeds (ii) such Benefit Plan’s net assets available for benefits (all as determined in connection with the filing of Borrower’s most recent Annual Report on Form 5500) but only to the extent such excess would, if such Benefit Plan were to terminate as of such date, represent a liability of Borrower or any ERISA Affiliate to the PBGC under Title IV of ERISA. In each case the foregoing determination shall be made as of the most recent date prior to the filing of said Annual Report as of which such actuarial present value of accumulated Plan benefits is determined.
Section 1.2     UCC Terms. Terms defined in the UCC (such as, but not limited to, accounts, chattel paper, commercial tort claims, contract rights, deposit account, documents, electronic chattel paper, equipment, financial assets, fixtures, general intangibles, goods, instruments, investment property, inventory, proceeds, security, security certificates and tangible chattel paper), as and when used (without being capitalized) in this Agreement or the Loan Documents, shall have the meanings given to such terms in the UCC.

Section 1.3    Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all financial statements and certificates and reports as to financial matters required to be furnished to Lender hereunder shall be prepared, in accordance with GAAP, applied on a basis consistent with the audited financial statements of Borrower referenced in Section 5.1(l). If any changes in accounting principles from those in effect on the date hereof are hereafter occasioned by promulgation of rules, regulations, pronouncements or opinions by or are otherwise required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or successors thereto or agencies with similar functions), and any of such changes results in a change in the method of calculation of, or affects the results of such calculation of, any of the financial covenants, standards or terms found herein, then upon the request of any Obligor or Lender, Lender may amend such financial covenants, standards or terms in its Permitted Discretion so as to equitably reflect such changes, with the desired result that the criteria for evaluating financial condition and results of operations of Borrower and its Subsidiaries shall be the same after such changes as if such changes had not been made; provided that until any such amendments have been made, the provisions in this Agreement shall be calculated as if no such changes in accounting principles had occurred. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios shall be made, without giving effect to any election under Accounting Standards Codification 825-10 (or any other Financial Accounting Standard having a similar result or effect) to value any Debt or other liabilities of Borrower or its Subsidiaries at “fair value.” Notwithstanding any accounting change after the Closing Date that would require lease obligations that would be treated as operating leases as of the Closing Date to be classified and accounted for as capital leases or otherwise reflected on Borrower’s and its

Subsidiaries’ consolidated balance sheet, for the purposes of determining compliance with any covenant contained herein, such obligations shall be treated in the same manner as operating leases are treated as of the Closing Date.

Section 1.4     Interpretative Provisions.

(a)The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.

(b)Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(c)The term “including” is not limiting and means “including without limitation.”

(d)In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”

(e)Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement and the other Loan Documents) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements and other modifications thereto, but only to the extent such amendments, restatements, supplements and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation shall be construed as including all statutory and regulatory provisions amending, replacing, supplementing or interpreting such statute or regulation.

(f)This Agreement and the other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and each shall be performed in accordance with its terms.

ARTICLE II- CREDIT FACILITIES

Section 2.1    Loans. Subject to the terms and conditions of this Agreement, prior to the Facility Termination Date, Lender shall make revolving loans and advances to Borrower (each a “Loan” and collectively the “Loans”) in an outstanding aggregate amount not to exceed at any time the lesser of (a) the Facility Limit and (b) the Borrowing Base minus Letter of Credit Exposure. Borrower may borrow, repay and reborrow the principal of the Loans in accordance with the terms of this Agreement.

Section 2.2    Advances. A request for a Loan shall be made, or shall be deemed to be made, in the following manner:
(a)    Borrower may request a Loan by notifying Lender (a “Notice of Borrowing”), before 10:00 a.m. (Los Angeles, California, time) on the proposed borrowing date, of Borrower’s intention to borrow and specifying the effective date and amount of the requested advance. Any Notice of Borrowing may be made by telephone and confirmed in writing (including email) with each writing being in a form acceptable to Lender; provided that the failure to provide written confirmation shall not invalidate any telephonic notice and, if such written confirmation differs in any respect from the action taken by Lender, the records of Lender shall control absent manifest error.
(b)    Borrower’s failure to pay any amount required to be paid under any Loan Document or any Obligation shall be deemed, in Lender’s sole and absolute discretion, to be a request for a Loan on the due date in the amount required to pay such amount, and such request shall be irrevocable. Lender shall not have any obligation to Borrower to honor any deemed request for an advance but may do so in its sole and absolute discretion and without regard to the existence of, and without being deemed to have waived, any Default or Event of Default unless, at the time such payment is required to be made, the amount of such payment shall be less than the Availability in which case such payment shall be made pursuant to this Section 2.2(b) and no Default or Event of Default shall be deemed to have occurred in connection with such payment.

Section 2.3    Repayment of the Loans. The Loans shall be repaid as follows: (a) unless accelerated in accordance with the terms hereof, the outstanding principal amount of, and all accrued and unpaid interest on, the Loans are due and payable, without demand, on the Facility Termination Date; (b) if any such payment due date is not a Business Day, then such payment may be made on the next succeeding Business Day and such extension of time shall be included in the computation of the amount of interest and fees due hereunder. If at any time the principal of, and interest upon, any portion of the Loans exceed the lesser of (i) the Facility Limit or (ii) the Borrowing Base minus Letter of Credit Exposure, Borrower shall immediately repay the Loans in the amount to eliminate such excess; and (c) Borrower hereby instructs Lender to repay the Loans on any day in an amount equal to the amount received by Lender on such day pursuant to Section 6.2.

Section 2.4    Disbursement of Loans. Borrower hereby irrevocably authorizes Lender to disburse the proceeds of the Loans requested, or deemed to be requested, pursuant to this Article II as follows: (i) each advance requested under Section 2.2(a) shall be disbursed by Lender in lawful money of the United States of America in immediately available funds, (a) in the case of the initial advance under the Loan, in accordance with the written instructions from Borrower to Lender, and (b) in the case of each subsequent advance, to a deposit account owned by Borrower and designated in writing by Borrower to Lender; and (ii) the proceeds of each advance requested under Section 2.2(b) shall be distributed by Lender by way of direct payment of the relevant Obligation.

Section 2.5    Deemed Requests for Loans to Pay Required Payments. All payments of principal, interest, fees and other amount payable hereunder, including all reimbursements for expenses pursuant to Section 11.2, may be paid from the proceeds of Loans, whether made pursuant to a request by Borrower or a deemed request as provided herein. Borrower hereby irrevocably authorizes Lender to make any Loan for the purpose of paying principal, interest, fees and other amounts payable under the Loan Documents, including reimbursing costs or expenses for which Borrower is obligated under the Loan Documents, whether or not any condition precedent specified by Article IV has been satisfied, and agrees that all Loans so made shall be deemed to have been requested by Borrower pursuant to this Agreement.

Section 2.6    Letters of Credit.

(i)Provided no Default or Event of Default has occurred, at the request of Borrower, Lender may arrange for the issuance of letters of credit for the account of Borrower and guarantees of payment of such letters of credit, in each case in form and substance satisfactory to Lender in its sole discretion (each a "Letter of Credit" and collectively, "Letters of Credit").

(ii)Borrower shall give Lender at least five (5) Business Days prior written notice requesting the issuance of any Letter of Credit, specifying the date such Letter of Credit is to be issued, identifying the beneficiary to which such Letter of Credit relates and describing the nature of the transactions proposed to be supported thereby.

(iii)The aggregate face amount of all outstanding Letters of Credit from time to time shall not to exceed the lesser of:
(A)the Borrowing Base determined by Lender from time to time minus the outstanding amount of all Revolving Loans and Letter of Credit Exposure at such time; and

(B)$1,500,000.

(iv)Borrower shall pay all bank charges for the issuance of Letters of Credit, together with the following fees (collectively, the "L/C Fee"):

(A)one percent (1.00%) of the face amount of each Letter of Credit on the issuance date of such Letter of Credit and each anniversary thereof; and

(B)a $400 processing fee on the issuance date of each Letter of Credit.

The L/C Fee shall be deemed to be fully earned and shall be due and payable in full upon the issuance of each Letter of Credit. Any advance by Lender under or in connection with a Letter of Credit shall constitute an Obligation hereunder.

(v)Upon receipt from the beneficiary of any Letter of Credit of any notice of a drawing under such Letter of Credit, the issuing bank or Lender (upon Lender becoming aware thereof) shall notify Borrower thereof. Not later than 12:00 p.m. on the date of any payment by the issuing bank or Lender under or with respect to a Letter of Credit (each such date, an "Honor Date"), Borrower shall reimburse the issuer of the Letter of Credit or Lender, as applicable, in an amount equal to the amount of such drawing. If Borrower fails to so reimburse such Person by such time, Borrower shall be deemed to have requested a borrowing of Revolving Loans to be disbursed on the Honor Date in an amount equal to amount of the unreimbursed drawing. Any notice given by the issuing bank or Lender pursuant to this Section 2.6(v) may be given by telephone to a Responsible Officer if immediately confirmed in writing; provided that the lack of such an immediate confirmation shall not affect the conclusiveness or binding effect of such notice.

(vi)The expiration of any Letter of Credit shall not be later than the earlier of:

(A)one year after the date of issuance of such Letter of Credit; or

(B)thirty (30) days prior to the Maturity Date.

(vii)Immediately upon the Facility Termination Date, Borrower shall:

(A)provide cash collateral to Lender in an amount equal to 105% of the maximum amount of Lender's obligations under or in connection with all then-outstanding Letters of Credit, or

(B)cause to be delivered to Lender releases of all of Lender's obligations under all then-outstanding Letters of Credit.

(viii)The Lender shall not be under any obligation to arrange the issuance of any Letter of Credit if:
(A)any order, judgment or decree of any governmental authority or arbitrator shall by its terms purport to enjoin or restrain the issuing bank from issuing the Letter of Credit, or any law applicable to the issuing bank or any request or directive (whether or not having the force of law) from any governmental authority with jurisdiction over the issuing bank shall prohibit, or request that the issuing bank refrain from, the issuance of letters of credit generally or the Letter of Credit in particular or shall impose upon the issuing bank with respect to the Letter of Credit any restriction, reserve or capital requirement (for which the issuing bank is not otherwise compensated hereunder) not in effect on the Agreement Date, or shall impose upon the issuing bank any unreimbursed loss, cost or expense which was not applicable on the Agreement Date and which the issuing bank in good faith deems material to it;

(B)the issuance of the Letter of Credit would violate one or more policies of the issuing bank applicable to letters of credit generally; or

(C)the Letter of Credit is to be denominated in a currency other than Dollars.

(ix)Unless otherwise expressly agreed by the issuing bank, Lender and Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each Letter of Credit. Notwithstanding the foregoing, neither the issuing bank nor Lender shall be responsible to Borrower for, and the issuing bank and Lender's rights and remedies against Borrower shall not be impaired by, any action or inaction of the issuing bank or

Lender required or permitted under any law, order, or practice that is required or permitted to be applied to any Letter of Credit or this Agreement, including the law or any order of a jurisdiction where the issuing bank, Lender or the beneficiary is located, the practice stated in the ISP as applicable, or in the decisions, opinions, practice statements, or official commentary of the ICC Banking Commission, the Bankers Association for Finance and Trade - International Financial Services Association (BAFT-IFSA), or the Institute of International Banking Law & Practice, whether or not any Letter of Credit chooses such law or practice.

(x)At Lender's Permitted Discretion, any proceeds of Collateral received by Lender may be held as the cash collateral required by this Section 2.6.

(xi)Borrower hereby agrees to indemnify, save, and hold Lender harmless from any loss, cost, expense, or liability, including payments made by Lender, expenses, and attorneys' fees incurred by Lender arising out of or in connection with any Letters of Credit. Borrower agrees to be bound by the issuing bank's regulations and reasonable interpretations (from the standpoint of a secured lender) of any Letters of Credit guaranteed by Lender and opened for Borrower's account or by Lender's interpretations of any Letter of Credit issued by Lender for Borrower's account, and Borrower understands and agrees that Lender shall not be liable for any error, negligence, or mistake, whether of omission or commission, in following Borrower's instructions or those contained in the Letters of Credit or any modifications, amendments, or supplements thereto. Borrower understands that Lender may indemnify the bank issuing a Letter of Credit for certain costs or liabilities arising out of claims by Borrower against such issuing bank. Borrower hereby agrees to indemnify and hold Lender harmless with respect to any loss, cost, expense, or liability incurred by Lender (other than a loss, cost, expense or liability caused by Lender's gross negligence, bad faith or willful misconduct) under any such indemnification by Lender to any issuing bank.

(xii)Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the stated amount of such Letter of Credit in effect at such time; provided, however, that with respect to any Letter of Credit that, by its terms or the terms of any Issuer Document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

ARTICLE III- GENERAL LOAN PROVISIONS; FEES AND EXPENSES

Section 3.1    Interest.

(a)Loans. Borrower shall pay interest on the unpaid principal amount of the outstanding Obligations at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Contract Rate applicable to such Obligations, and such interest shall be, payable monthly in arrears on the first day of each calendar month and on the Facility Termination Date.

(b)Default Rate. From and after the occurrence of an Event of Default, the unpaid principal amount of all Obligations shall, at the option of Lender, bear interest until paid in full (or, if earlier, until such Event of Default is cured or waived in writing by Lender) at a rate per annum equal to the lesser of (i) the Maximum Rate and (ii) the Default Rate, payable on demand.

(c)Computation of Interest. The interest rates provided for in Sections 3.1(a) and (b) shall be computed on the basis of a year of 360 days and the actual number of days elapsed; provided, however, any calculation of the Maximum Rate shall be computed on the basis of the actual days elapsed in a year of 365 or 366 days, as appropriate.

Section 3.2    Fees and Expenses.

(a)     Unused Line Fee. Borrower agrees to pay to Lender an unused line fee for the period from the date hereof through the Facility Termination Date of three-eighths of one percent (0.375%) per annum on the average daily unborrowed amount of the Facility Limit during such period. Such unused line fee shall be payable monthly in arrears on the first day of the next calendar month until the Facility Termination Date and on the Facility Termination Date (pro-rated for any period of less than one calendar month). The parties hereto agree that such unused line fee constitutes reasonable consideration for Lender’s taking of appropriate actions to be able to make available to Borrower the amount of the Facility Limit for such period.

(b)    Origination Fee. In consideration for Lender’s agreement to make the Loans in accordance with the terms of this Agreement and in order to compensate Lender in part for the costs associated with the Loans, Borrower shall pay to Lender on the date hereof an origination fee in the amount of $300,000. Such origination fee is in addition to the expenses and other fees that Borrower has agreed to pay elsewhere in this Agreement. Such origination fee shall in all respects be limited so that interest on the Obligations is at all times less than interest calculated at the Maximum Rate.

(c)    Early Termination Fees. The early termination fee shall be an amount equal to (i) two percent (2.00%) of the Facility Limit if the termination occurs on or prior to the first anniversary of the date hereof, (ii) one percent (1.00%) of the Facility Limit if the termination occurs after the first anniversary of the date hereof but on or prior the second anniversary of the date hereof; and (iii) and zero percent (0.00%) of the Facility Limit if the termination occurs any time after the second anniversary of the date.

(d)    Float Fee. Lender shall be entitled to charge Borrower for one (1) Business Day of “float” at the Contract Rate, or if Lender so elects after an Event of Default has occurred, at the Default Rate, on all collections, checks, wire transfers, or other items of payment that are received by Lender. This across-the-board float charge on all receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Lender's facility to Borrower, and shall apply irrespective of the level of Borrower's Obligations to Lender.

(e)    Expenses. The expenses as set forth in Section 11.2.

Section 3.3    Manner of Payment.

(a)    Timing. Each payment by Borrower on account of the Obligations payable to Lender by Borrower pursuant to this Agreement or the other Loan Documents shall be made not later than 1:00 p.m. (Los Angeles, California, time) on the applicable due date (or if such day is not a Business Day, the next succeeding Business Day, provided that interest shall continue to accrue until such payment is made). All payments shall be made to Lender at Lender’s Office, in Dollars, in immediately available funds and shall be made without any setoff, counterclaim or deduction whatsoever.

(b)    Charging Accounts. Borrower hereby irrevocably authorizes Lender and each Affiliate of Lender to charge any account of Borrower maintained with Lender or such Affiliate with such amounts as may be necessary from time to time to pay any Obligations owed by Borrower which are not paid when due.

Section 3.4    Termination of Agreement or Facility.

(a)    Required Payments of Loans. On the Facility Termination Date, Borrower shall pay to Lender (i) the outstanding principal of, and accrued and unpaid interest on, the Loans on such date, (ii) all fees accrued and unpaid, (iii) any amounts payable to Lender pursuant to the other provisions of this Agreement or any other Loan Document, and (iv) any and all other Obligations then outstanding.

(b)    Early Termination. If (i) Borrower terminates this Agreement prior to the Maturity Date for any reason whatsoever or (ii) Lender’s commitment to make Loans hereunder terminates (whether automatically under Section 10.2(a) or by action of Lender pursuant to Section 10.2(b), Borrower acknowledges that such termination would result in the loss to Lender of the benefits of this Agreement and, as a result thereof, Borrower shall pay to Lender an early termination fee in the amount provided in Section 3.2(e).

Section 3.5    Evidence of Debt.

(a)    At the request of Lender, the Loans shall be further evidenced by one or more promissory notes.
(b)    Lender shall maintain accounts in which it will record (i) the amount of each Loan extended hereunder, (ii) the amount of any principal or interest due and payable or to become due and payable from Borrower to Lender hereunder, and (iii) the amount of any payment received by Lender hereunder from Borrower.
(c)    The entries in the accounts maintained pursuant to subsection (b) above shall be prima facie evidence of the existence and amounts of the Obligations therein recorded, provided, however, that the failure of Lender to maintain such accounts or any error therein shall not in any manner affect the obligation of Borrower to repay the Obligations in accordance with their terms.

Section 3.6    Changes in Capital Adequacy Regulations. If Lender reasonably determines that the amount of capital required or expected to be maintained by Lender or any corporation controlling Lender is increased as a result of a Change in Law, then, within fifteen (15) days of demand for payment by Lender to Borrower, Borrower shall pay Lender the amount necessary to compensate for any shortfall in the rate of return on the portion of such increased capital which Lender determines is attributable to this Agreement and any facility hereunder.

Section 3.7    Lender Statements; Survival of Indemnity. Lender shall deliver a written statement to Borrower as to the amount due, if any, under Section 3.6. Such written statement shall set forth in reasonable detail the calculations upon which Lender determined such amount and shall be final, conclusive and binding on Borrower in the absence of manifest error. Unless otherwise provided herein, the amount specified in the written statement of Lender shall be payable on demand after receipt by Borrower of such written statement. The obligations of Borrower under Section 3.6 shall survive payment of the Obligations and termination of this Agreement.

Section 3.8    Maximum Interest; Controlling Limitation.

(a)    Lender and Borrower each acknowledges, agrees, and declares that it is its intention to expressly comply with all Applicable Law in respect of limitations on the amount or rate of interest that can legally be contracted for, charged or received under or in connection with the Loan Documents. Notwithstanding anything to the contrary contained in any Loan Document (even if any such provision expressly declares that it controls all other provisions of the Loan Documents), in no contingency or event whatsoever shall the amount of interest (including the aggregate of all charges, fees, benefits, or other compensation which constitutes interest under any Applicable Law) under the Loan Documents paid by Borrower, received by Lender or agreed to be paid by Borrower, or requested or demanded to be paid by Lender exceed the Maximum Rate, and all provisions of the Loan Documents in respect of the contracting for, charging, or receiving compensation for the use, forbearance, or detention of money shall be limited as provided by this Section. To the extent permitted by Applicable Law, all interest paid, or agreed to be paid, by Borrower, or taken, reserved, or received by Lender shall be amortized, prorated, spread, and allocated in respect of the Obligations throughout the full term of this Agreement. Notwithstanding any provision contained in any of the Loan Documents, or in any other related documents executed pursuant hereto, Lender shall never be entitled to charge, receive, take, reserve, collect, or apply as interest any amount which, together with all other interest under the Loan Documents would result in a rate of interest under the Loan Documents in excess of the Maximum Rate and, in the event Lender ever charges, receives, takes, reserves, collects, or applies any amount in respect of Borrower that otherwise would, together with all other interest under the Loan Documents, be in excess of the Maximum Rate, such amount shall automatically be deemed to be applied in reduction of the unpaid principal balance of the Obligations other than interest and, if the principal balance thereof is paid in full, any remaining excess shall forthwith be refunded to Borrower. Subject to the foregoing, Borrower hereby agrees that the actual effective rate of interest from time to time existing under the Loan Documents, including all amounts agreed to by Borrower pursuant to and in accordance with the Loan Documents which may be deemed to be interest under any Applicable Law, shall be deemed to be a rate which is agreed to and stipulated by Borrower and Lender in accordance with Applicable Law.
(b)    To the maximum extent permitted under any Applicable Law, Borrower and Lender shall (i) characterize any non-principal payment as a standby fee, commitment fee, prepayment charge, delinquency charge, expense, or reimbursement for a third-party expense rather than as interest and (ii) exclude prepayments, acceleration, and the effect thereof.

(c)    Subject to Section 3.8(a), after any period during which the limitations prescribed by Section 3.8(a) have limited the applicable rate of interest on the Obligations to the Maximum Rate when, absent such limitations, such applicable rate would have exceeded the Maximum Rate, then, thereafter, the rate of interest applicable to the Obligations shall instead be deemed to be, and shall remain at, the Maximum Rate (notwithstanding any other provision of this Agreement other than Section 3.8(a)), until such time as the amount of interest paid hereunder equals the amount of interest that would have been lawfully contracted, charged or received in the absence of the limitation prescribed by Section 3.8(a).

ARTICLE IV - CONDITIONS PRECEDENT

Section 4.1    Conditions Precedent. Lender shall not be obligated to make any Loan or advance hereunder (including the first) until (i) it shall have received the following documents and items, each duly executed and delivered in form and substance satisfactory to Lender, in its Permitted Discretion and (ii) the following requirements have been fulfilled to the satisfaction of Lender, in its Permitted Discretion.

(a)    this Agreement and promissory note evidencing the Loan;
(b)    a completed collateral questionnaire;
(c)    a certificate executed by the President and the Secretary of Borrower and each Guarantor certifying (i) the names and signatures of the officers of such Person authorized to execute Loan Documents, (ii) the resolutions duly adopted by the Board of Directors (or equivalent governing body) of Borrower authorizing the execution of this Agreement and the other Loan Documents, as appropriate, (iii) the correctness and completeness of the copy of the bylaws (or equivalent governing document) of such Person attached thereto and (iv) the correctness and completeness of the copy of the certificate of incorporation (or equivalent governing document) of such Person attached thereto;

(d)a good standing certificates for Borrower and each Guarantor, issued by the Secretary of State or other appropriate official of such Person’s jurisdiction of organization and each jurisdiction where such Person’s conduct of business or ownership of property necessitates qualification;

(e)a payoff letter and lien release with respect to the Debt to be Repaid (provided, that such payoff letter and lien release shall provide for, among other things, the (x) total satisfaction of the Debt to be Repaid, (y) the discharge of all Liens and guarantees securing the Debt to be Repaid and (z) the release of any and all claims the holder of the Debt to be Repaid may have against Borrower or any guarantee);

(f) an intellectual property security agreement;

(g)pledge agreements executed by each of Borrower and RADISYS INTERNATIONAL LLC;

(h)endorsements naming Lender as an additional insured and lender loss payee on all property insurance and all liability insurance policies of Borrower, as applicable;

(i)establishment of a one or more Lockboxes for receipts of proceeds of Collateral;

(j)establishment of the Blocked Account with a minimum balance of not less than $4,000,000;

(k)pre-funding verifications of accounts;

(l)satisfactory background checks with respect to Brian Bronson and Jonathan Wilson;

(m)a Borrowing Base Certificate executed by Borrower making a request for a Loan, prepared as of a date acceptable to Lender;

(n)evidence satisfactory to Lender that after giving effect to (w) the first advance of the Loan, (x) the repayment in full of the Debt to be Repaid, (y) the payment of all fees and expenses incurred by Borrower in connection with the Loan, and (z) the Reserve established by Lender, Borrower shall have Availability of at least $3,000,000, plus an amount sufficient so that no trade payables or taxes are overdue (provided, that for purposes of this clause, trade payables shall be deemed overdue if payment has not been made by Borrower thereon within sixty (60) days of invoice date), and plus an amount sufficient to pay all book overdrafts;
(o) the Intercreditor Agreement, duly executed by the applicable parties;

(p)completion of a satisfactory field examination of Borrower, its Collateral and books and records;

(q)completion of a satisfactory review of Borrower’s licenses by counsel to Lender;

(r)[Intentionally Omitted.]

(s)unaudited consolidated and consolidating balance sheet of Borrower as of September 30, 2017 and the related statements of profit and loss and cash flows for the monthly period then ended;

(t)such other documents, certificates, opinions, and information that Lender may require; and

(u)approval of the transaction contemplated hereby by the credit committee of Lender.

Section 4.2    Conditions to Subsequent Advances. The obligation of Lender to make any advance subsequent to the initial advance is subject to the following conditions precedent:

(a)    Conditions to First Advance. All of the conditions precedent set forth in Section 4.1 have been satisfied.

(b)    Borrowing Base Certificate. Lender shall have received from Borrower a Borrowing Base Certificate executed by Borrower prepared as of a date not more than five (5) Business Days prior to the date of the requested advance.

(c)    Representations and Warranties. The representations and warranties contained in each of the Loan Documents shall (i) with respect to representations and warranties that contain a materiality qualification, be true and correct with the same force and effect as though made on and as of the date of such advance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date) and (ii) with respect to representations and warranties that do not contain a materiality qualification, true in all material respects with the same force and effect as though made on and as of the date of such advance (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date).

(d)    Defaults and Events of Default. No Default or Event of Default shall have occurred and be continuing.

(e)    Adverse Change. No Material Adverse Change (or event or condition that could reasonably be expected to cause or have a Material Adverse Change) has occurred since the date of the Financial Statements.

(f)    Legal Restriction. Such advance or financial accommodation shall not be prohibited by any law or regulation or any order of any court or governmental agency or authority.

(g)    No Repudiation. Neither Borrower nor any Obligor shall have repudiated or made any anticipatory breach or repudiation of any of its obligations under any Loan Document.

ARTICLE V- REPRESENTATIONS AND WARRANTIES OF BORROWER

Section 5.1    Representations and Warranties. As of the Closing Date and the date of each advance under the Loan (except for representations and warranties that expressly relate to an earlier date, in which case such representations and warranties shall be true and correct in all respects as of such earlier date), Borrower represents and warrants to Lender as follows:

(a)    Organization; Power; Qualification. Borrower is the type of entity identified on Schedule 5.1(a), duly organized, validly existing and in good standing under the laws of state identified on Schedule 5.1(a) and is qualified to do business in each state in which the nature of its properties or its activities requires such qualification, except to the extent the failure to be so qualified could reasonably be expected to have a Material Adverse Change. As of the Closing Date, the jurisdictions in which Borrower is qualified to do business as a foreign entity are listed on Schedule 5.1(a). Borrower’s federal employer identification number and its organizational number with the Secretary of State of the state of its organization (if issued) are as set forth on Schedule 5.1(a).

(b)    Authorization; Enforceability. Borrower has the power and authority to, and is duly authorized to, execute and deliver the Loan Documents to be executed by Borrower. Each of the Loan Documents to which Borrower is a party, constitutes the legal, valid and binding obligations of Borrower, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency or similar laws of general application relating to the enforcement of creditors’ rights generally.

(c)    Subsidiaries, Parents and Affiliates; Ownership. As of the Closing Date, except as shown on Schedule 5.1(c), Borrower does not have any subsidiaries, parents or other Affiliates. The outstanding Equity Interests of Borrower has been duly and validly issued and are fully paid and nonassessable (to the extent applicable).

(d)    Conflicts. Neither the execution and delivery of the Loan Documents, nor consummation of any of the transactions therein contemplated nor compliance with the terms and provisions thereof, will contravene any provision of law or any judgment, decree, license, order or permit applicable to Borrower or will conflict with, or will result in any breach of, any agreement to which Borrower is a party or by which Borrower may be bound or subject, or violate any provision of the organizational documents of Borrower.

(e)    Consents and Governmental Approvals. No governmental approval nor any consent or approval of any third Person (other than those which have been obtained prior to the date hereof) is required in connection with the execution, delivery and performance by Borrower of the Loan Documents. Borrower is in compliance with all applicable governmental approvals and permits, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Change.

(f)    Loans. Borrower has not made any loans or advances to any Affiliate or other Person except for advances authorized hereunder for routine expense allowances in the ordinary course of business.

(g)    Business. Borrower is engaged principally in the business of telecommunications infrastructure.

(h)    Title; Liens. Except for Permitted Liens, all of the properties and assets of Borrower are free and clear of all Liens, and Borrower has good and marketable title to such properties and assets. Each Lien granted, or intended to be granted, to Lender pursuant to the Loan Documents is a valid, enforceable, perfected, first priority Lien and security interest (subject to Permitted Liens).

(i)    Debt and Contingent Liabilities. As of the Closing Date, set forth on Schedule 5.1(i) is a complete and correct listing of all of Borrower’s (i) Borrowed Debt, and (ii) Contingent Liabilities.

(j)    Suits, Actions, Etc. Except as disclosed on Schedule 5.1(j), no litigation, arbitration, governmental investigation, proceeding or inquiry is pending or, to the knowledge of Borrower, threatened against Borrower or that could reasonably be expected to affect the right of Lender to enforce its rights and remedies with respect to any of the Collateral. No such litigation, arbitration, governmental investigation, proceeding or inquiry could reasonably be expected to have a Material Adverse Change.

(k)    Tax Returns and Payments. All material tax returns required to be filed by Borrower in any jurisdiction have been filed and all material taxes (including property taxes) have been paid prior to the time that such taxes could give rise to a Lien therefor, except for Permitted Liens.

(l)    Financial Condition. Borrower has delivered to Lender copies of the Financial Statements. The Financial Statements fairly present in all material respects the financial condition of Borrower as of their respective dates and have been prepared in accordance with GAAP (except, with respect to the unaudited statements, for the presentation of footnotes and for applicable normal year-end audit adjustments). There is no Debt of Borrower which is not reflected in the Financial Statements as required under GAAP, and no event or circumstance has occurred since the date of the Financial Statements which has had or could reasonably be expected to have a Material Adverse Change.

(m)    ERISA. Neither Borrower nor any Related Company maintains or contributes to any Benefit Plan other than those listed on Schedule 5.1(m). Further, (i) no Reportable Event (as defined in ERISA) has occurred and is continuing with respect to any Benefit Plan that would be reasonably expected to result in a material liability to Borrower and (ii) the PBGC has not instituted proceedings to terminate any Benefit Plan. Borrower and each Related Company has satisfied the minimum funding standards under ERISA with respect to its Benefit Plans and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability to the PBGC or a Benefit Plan under Title IV of ERISA other than a liability to the PBGC for premiums under Section 4007 of ERISA.

Defaults. No Default or Event of Default has occurred and is continuing.

(o)    Borrowing Base Reports. All accounts included in any Borrowing Base Certificate constitute Eligible Accounts, except as disclosed in such Borrowing Base Certificate.

(p)    Locations of Inventory and Equipment.  As of the Closing Date, set forth on Schedule 5.1(p) are (i) the location and address where all inventory and equipment of Borrower is located, except for inventory that is in transit to such location, and (ii) if the facility is leased or is a third party warehouse, processor location, the name of the landlord or such third party warehouseman or processor.

(q)    Place of Business. As of the Closing Date, the place of business of Borrower (or if Borrower has more than one place of business, its chief executive office) is at the address or addresses set forth on Schedule 5.1(q) and the books and records relating to the accounts of Borrower are located at the address or addresses set forth on Schedule 5.1(q).

(r)    Corporate and Fictitious Names; Trade Names. As of the Closing Date, except as disclosed on Schedule 5.1(r), Borrower has not, during the preceding five (5) years, (i) been known as or used any other corporate, fictitious or trade names, (ii) been the surviving corporation of a merger or consolidation, or (iii) acquired all or substantially all of the assets of any Person.

(s)    Intellectual Property. Schedule 5.1(s) lists all Intellectual Property owned by Borrower as of the Closing Date. Borrower owns or possesses all Intellectual Property required to conduct its business as now and presently planned to be conducted without, to its knowledge, any conflict with the rights of others, except where such conflict could not reasonably be expected to have a Material Adverse Change.

(t)    Payroll Taxes. Borrower has made all payroll tax deposits for all of its employees on or before the date when due.

(u)    Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay or defraud either present or future creditors of Borrower.

(v)Permits and Licenses. Borrower has obtained and maintains all material permits and licenses necessary for Borrower to conduct its business. To the extent such permits and licenses must be held by individuals, all employees of Borrower required to obtain and maintain permits and licenses necessary for them to conduct Borrower’s business have been obtained and are maintained and current.

(w)Deposit Accounts. Except as may be designated to Lender by Borrower in writing after the Closing Date and approved by Lender in writing, each deposit account of Borrower is listed in Schedule 5.1(w).

(x)Compliance with Laws. Borrower and its Subsidiaries each is in compliance with Applicable Law, except where the failure to be in compliance could not reasonably be expected to have a Material Adverse Change.

(y)Material Agreements. As of the Closing Date, Schedule 5.1(y) sets forth all material agreements to which Borrower is a party or is otherwise bound, true, correct and complete copies of which have been delivered to Lender to the extent requested by Lender. Schedule 5.1(y) further identifies, as of the Closing Date, each such material agreement that requires consent to the granting of a Lien in favor of Lender on the rights of Borrower thereunder. Borrower is not in default under or with respect to any such material agreement that gives rise to a right of termination by the non-defaulting party and could reasonably be expected to have a Material Adverse Change.

(z)Non-Regulated Entities. Neither Borrower nor any Affiliate of Borrower is an “Investment Company” within the meaning of the Investment Company Act of 1940. Borrower is not subject to regulation under the Federal Power Act, any state public utilities code or law, or any other federal or state statute or regulation limiting its ability to incur Debt.

(aa)Investment Banking or Finder’s Fees. Borrower has not agreed to pay or is otherwise obligated to pay or reimburse any Person with respect to any investment banking or similar or related fee, underwriter’s fee, finder’s fee or broker’s fee in connection with this Agreement.

(bb)    Sanctions, Anti-Corruption and Anti-Money Laundering Laws. Borrower is not: (a) a Sanctioned Person; (b) controlled by or acting on behalf of a Sanctioned Person; (c) under investigation for an alleged breach of Sanction(s) by a governmental authority that enforces Sanctions. Borrower: (x) is in compliance in all material respected with all Anti-Corruption Laws and Anti-Money Laundering Laws; (y) is not, and has not been, under administrative, civil or criminal investigation under any Anti-Corruption Laws and Anti-Money Laundering Laws; and (z) as of the Closing Date, has not received notice from or made a voluntary disclosure to any governmental entity regarding a possible violation of any Anti-Corruption Laws or Anti-Money Laundering Laws. The provisions in this Section shall prevail and control over any contrary provisions in this Agreement or in any related documents.

(cc)    Full Disclosure. None of the representations or warranties made by Borrower in the Loan Documents and none of the statements contained in any Schedule or any report, statement or certificate furnished to Lender by or on behalf of Borrower in connection with the Loan Documents contains any untrue statement of a material fact or omits any material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading as of the time when made or delivered.

Section 5.2    Survival of Representations. All representations and warranties by Borrower herein shall be deemed to have been made on the date hereof and the date of each subsequent advance or Loan.

ARTICLE VI- SECURITY INTEREST AND COLLATERAL COVENANTS

Section 6.1    Security Interest. To secure the payment and performance of the Obligations, Borrower hereby mortgages, pledges and assigns to Lender for itself, and as agent for its Affiliates, all of the Collateral and grants to Lender for itself, and as agent for its Affiliates, a security interest and Lien in and upon all of the Collateral. Borrower shall, at Lender’s request, at any time and from time to time, authenticate, execute and deliver to Lender such financing statements, documents and other agreements and instruments (and pay the cost of filing or recording the same in all public offices deemed necessary or desirable by Lender) and do such other acts and things or cause third parties to do such other acts and things as Lender may deem necessary or desirable, in its sole discretion, in order to establish and maintain a valid, attached and perfected security interest in the Collateral in favor of Lender (free and clear of all other Liens, except for Permitted Liens) to secure payment of the Obligations, and in order to facilitate the collection of the Collateral.

Section 6.2    Collection of Accounts.

(a)    If Borrower or any Affiliate receives any monies, checks, notes, drafts, and other payments relating to or constituting proceeds of accounts or of any other Collateral, Borrower shall immediately (but in any event within three (3) Business Days) deposit such items in kind in the Collection Account, fully-endorsed. Borrower shall advise each Account Debtor that remits amounts payable on the accounts or any other Person that remits amounts to Borrower in respect of any of the Collateral by wire transfer or Automated Clearing House to make such remittances directly to the Collection Account.

(b)    Borrower shall establish a Lockbox and shall cause all moneys, checks, notes, drafts and other payments relating to or constituting proceeds of accounts, or of any other Collateral, to be forwarded to a Lockbox for deposit in the Collection Account. In particular, Borrower will (i) advise each Account Debtor to address to the Lockbox specified by Lender all remittances with respect to amounts payable on all accounts of Borrower, and (ii) stamp all invoices relating to any such amounts with a legend satisfactory to Lender indicating that payment is to be made to Borrower via the specified Lockbox.

(c)    To the extent applicable, Borrower and Lender shall cause all balances in each Collection Account (if any) to be transmitted daily to the Collection Account by wire transfer or depository transfer check or Automated Clearing House transfer.

(d)    Any payments which are received by Borrower or any Affiliate (including any payment evidenced by a promissory note or other instrument) shall be held in trust for Lender and shall be (i) deposited in the Collection Account, or (ii) delivered to Lender, as promptly as possible in the exact form received, together with any necessary endorsements.

(e)    Borrower shall pay all customary fees, costs and expenses in connection with opening and maintaining any Collection Account or Lockbox, as applicable.

Section 6.3    Verification of Accounts. Lender shall have the right at any time at Borrower’s expense and in its own name, Borrower’s name, or an assumed name to verify with any Account Debtor or any other Person, the validity, amount or any other matter relating to any accounts.

Section 6.4    Disputes, Returns and Adjustments. Concurrently with the delivery of any Borrowing Base Certificate pursuant to Section 8.3(d):

(a)    Borrower shall provide Lender with written notice of amounts in excess of $100,000 that are in dispute between any Account Debtor and Borrower; and

(b)    Borrower shall notify Lender of all returns and credits in respect of any account, which notice shall specify the accounts affected and be included in such Borrowing Base Certificate. Borrower shall notify Lender of any pending return or credit in excess of $100,000, and shall specify the account affected, the related Account Debtor and the goods to be returned.

Section 6.5    Invoices. Upon request, Borrower shall deliver to Lender copies of customers’ invoices or the equivalent, original shipping and delivery receipts or other proof of delivery, customers’ statements, the original copy of all documents, including, without limitation, repayment histories and present status reports, relating to accounts and such other documents and information relating to the accounts as Lender shall specify.

Section 6.6    Ownership; Defense of Title.

(a)    Borrower shall defend its title in and to the Collateral and shall defend the security interest of Lender in the Collateral against the claims and demands of all Persons.

(b)    Borrower shall (i) protect and preserve all properties material to its business, including Intellectual Property, and maintain all tangible property in good and workable condition in all material respects, with reasonable allowance for wear and tear, and (ii) from time to time make or cause to be made all needed and appropriate repairs, renewals, replacements, and additions to such properties necessary for the conduct of its business.

Section 6.7    Locations; Organizational Information. Borrower shall not change the location of its place of business (or, if it has more than one place of business, its chief executive office) or change the place where it keeps its books and records relating to the Collateral at its chief executive office or change its name, identity, corporate structure or jurisdiction of organization without giving Lender at least thirty (30) days’ prior written notice thereof. Borrower shall use its best efforts to ensure that all inventory that is produced in the United States will be produced in compliance with the Fair Labor Standards Act, as amended.

Section 6.8    Records Relating to Collateral.

(a)    Borrower shall at all times keep and maintain (i) complete and accurate records of inventory on a basis consistent with past practices of Borrower, itemizing and describing the kind, type and quantity of inventory and Borrower’s cost therefor and a current price list for such inventory, (ii) complete and accurate records of all other Collateral, (iii) a list of all customers of Borrower with names, addresses and phone numbers, (iv) a list of all distributors for each product line included in Borrower’s inventory, (v) a current customer open order report against current inventory, and (vi) a current list of all salesmen and employees of Borrower. Databases containing the foregoing shall at all times be accessible and available to Lender, subject to the terms of Section 6.9.

(b)    Borrower will conduct a physical count of all inventory, wherever located, at least annually and make adjustments to its books and records to reflect the findings of such count and any such material adjustments shall be immediately reported to Lender.

Section 6.9    Inspection. Lender (by any of its officers, employees, or agents) shall have the right at any time or times (with reasonable prior notice to Borrower unless an Event of Default exists) to (a) visit the properties of Borrower, inspect the Collateral and the other assets of Borrower and inspect and make extracts from the books and records of Borrower, all during customary business hours, (b) discuss Borrower’s business, financial condition, results of operations and business prospects with Borrower’s (i) principal officers (ii) independent accountants and other professionals providing services to Borrower, and (iii) third-party field examiners contracted by Lender, (c) conduct field examinations and otherwise verify the amount, quantity, value, and condition of, or any other matter relating to, any of the Collateral and in this connection review, audit and make extracts from all records and files related to any of the Collateral, and (d) access and copy the records, lists, reports and data bases referred to in Section 6.8; provided that such visits or inspections contemplated by clause (a) or field examinations contemplated by clause (c) shall, in each case, not be undertaken more than four (4) times per year (unless an Event of Default has occurred and is continuing, in which case such visits, inspections or field examinations shall occur as often as Lender shall determine is necessary). Borrower will deliver to Lender upon request any instrument necessary to authorize an independent accountant or other professional to have discussions of the type outlined above with Lender or for Lender to obtain records from any service bureau maintaining records on behalf of Borrower.

Section 6.10    Maintenance. Borrower shall maintain all equipment of Borrower in good and working order and condition, reasonable wear and tear excepted.

Section 6.11    [Reserved].

Section 6.12    Preservation of Lender’s Rights. To the extent allowed by law, neither Lender nor any of its officers, directors, employees or agents shall be liable or responsible in any way for the safekeeping of any Collateral or for any act or failure to act with respect to the Collateral, or for any loss or damage thereto or any diminution in the value thereof, or for any act by any other Person. In the case of any instruments and chattel paper included within the Collateral, Lender shall have no duty or obligation to preserve rights against prior parties. The Obligations shall not be affected by any failure of Lender to take any steps to perfect its security interests or to collect or realize upon the Collateral, nor shall loss of or damage to the Collateral release Borrower from any of the Obligations.

Section 6.13    Perfection and Protection of Lender’s Security Interest. Borrower shall perform, at its expense, all actions requested by Lender at any time to perfect, maintain, protect and enforce Lender’s security interest in the Collateral. Without limiting the foregoing, unless Lender agrees otherwise in writing, (a) Borrower will deliver to Lender the originals of all instruments, documents and chattel paper, duly endorsed or assigned to Lender without restriction, and all certificates of title covering any portion of the Collateral for which certificates of title have been issued, together with executed applications for corrected certificates of title and other such documentation as may be requested by Lender, and (b) Borrower shall deliver to Lender such executed documentation as Lender may request in order to perfect its security interest in any letter of credit issued in favor of Borrower (other than Excluded Property). If at any time any Collateral is located on any leased premises not owned by Borrower, then Borrower shall, at the request of Lender, use commercially reasonable efforts to obtain written landlord lien waivers or subordinations with respect to such Collateral, in form and substance reasonably satisfactory to Lender. If any Collateral is at any time in the possession or control of any warehouseman, bailee, processor or any other Person other than Borrower, then Borrower shall notify Lender thereof and shall, at the request of Lender, notify such Person (in form and substance satisfactory to Lender) of Lender’s security interest in such Collateral and instruct such Person to hold all such Collateral for Lender’s account subject to Lender’s instructions.

Section 6.14    Power of Attorney. Borrower hereby irrevocably appoints Lender as Borrower’s agent and attorney-in-fact to take any action necessary to preserve and protect the Collateral and Lender’s interests under the Loan Documents or to sign and file any document necessary to perfect Lender’s security interest in the Collateral. Without limiting the foregoing:

(i)    Lender shall have the right at any time to take any of the following action, in its own name or in the name of Borrower, whether or not an Event of Default is in existence: (a) make written or verbal requests for verification of the validity, amount or any other matter relating to any Collateral from any Person; (b) endorse Borrower’s name on checks, instruments or other evidences of payment on Collateral; (c) sign and file, in Borrower’s name or in Lender’s name as secured party, any proof of claim or other document in any bankruptcy proceedings of any Account Debtor or obligor on Collateral; (d) access, copy or utilize any information recorded or contained in any computer or data processing equipment or system maintained by Borrower in respect of the Collateral; and (e) open mail addressed to Borrower and take possession of checks or other proceeds of Collateral for application in accordance with this Agreement. Notwithstanding the foregoing, unless an Event of Default is in existence, Lender shall not exercise the powers set forth in clauses (b), (c) and (e) of the foregoing sentence other than in connection with the administration of the Collection Account and Lockbox, including the processing of payments made thereto, and shall in no event use such powers for the purposes of exercising remedies as contemplated by Section 9607 of the UCC.

(ii)    Lender shall have the right at any time to take any of the following action, in its own name or in the name of Borrower, at any time when any Event of Default is in existence: (a) notify any or all Persons which Lender believes may be Account Debtors or obligors on Collateral to make payment directly to Lender, for the account of Borrower; (b) redirect the deposit and disposition of collections and proceeds of Collateral; provided that such proceeds shall be applied to the Obligations as provided by this Agreement; (c) settle, adjust, compromise or discharge Accounts or extend time of payment upon such terms as Lender may determine; (d) notify post office authorities, in the name of Borrower or in the name of Lender, as secured party, to change the address for delivery of Borrower’s mail to an address designated by Lender; (e) sign Borrower’s name on any invoice, bill of lading, warehouse receipt or other document of title relating to any Collateral; and (f) clear Inventory through customs in Borrower’s name, in Lender’s name as secured party or in the name of Lender’s designee, and to sign and deliver to customs officials powers of attorney in Borrower’s name for such purpose.
The powers granted under this Section are coupled with an interest and are irrevocable until all Obligations have been paid in full and all commitments of Lender under this Agreement have been terminated. Costs and expenses incurred by Lender in connection with any of such actions by Lender, including attorneys’ fees and out-of-pocket expenses, shall be reimbursed to Lender on demand.

ARTICLE VII- AFFIRMATIVE COVENANTS
So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:
Section 7.1    Preservation of Corporate Existence and Similar Matters. Borrower shall preserve and maintain its existence and legal form, and qualify and remain qualified as a foreign entity qualified to do business in each jurisdiction in which the character of its properties or the nature of its business requires such qualification, except to the extent the failure to be so qualified could reasonably be expected to have a Material Adverse Change.

Section 7.2    Compliance with Applicable Law. Borrower shall comply with all applicable laws, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Change.

Section 7.3    Conduct of Business. Borrower shall engage only in substantially the same businesses conducted by Borrower on the date hereof.

Section 7.4    Payment of Taxes and Claims. Borrower shall pay or discharge when due (a) all material taxes, assessments and governmental charges imposed upon it or its properties and (b) all lawful claims which, if unpaid, might become a Lien (other than Permitted Liens) on any properties of Borrower, except that this Section shall not require the payment or discharge of any such tax, assessment, charge, levy or claim which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the appropriate books of Borrower in accordance with GAAP.

Section 7.5    Accounting Methods and Financial Records. Borrower shall maintain a system of accounting, and keep such books, records and accounts (which shall be true and complete), as may be required or as may be necessary to permit the preparation of financial statements in accordance with GAAP consistently applied.

Section 7.6    Use of Proceeds
Borrower shall (a) use the proceeds of the Loan for (i) the repayment of the Debt to be Repaid, (ii) working capital and general business purposes and (iii) to pay fees owed to Lender and costs and expenses incurred in connection with the transactions contemplated hereby, and (b) not use any part of such proceeds to purchase or carry, or to reduce or retire or refinance any credit incurred to purchase or carry, any margin stock (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System) or for any other purpose which would violate Regulation U or Regulation T or X of such Board of Governors or for any other purpose prohibited by law or by the terms and conditions of this Agreement.
Section 7.7    Hazardous Waste and Substances; Environmental Requirements. Borrower shall comply with all occupational health and safety laws and Environmental Laws, except to the extent the failure to so comply could not reasonably be expected to have a Material Adverse Change.

Section 7.8    Accuracy of Information. All written information, reports, statements and other papers and data furnished to Lender shall be, at the time the same is so furnished, complete and correct in all material respects.

Section 7.9    Revisions or Updates to Schedules. Should any of the information or disclosures provided on any of the Schedules attached hereto become outdated or incorrect in any material respect, Borrower shall provide to Lender such revisions or updates to such Schedule(s) as may be necessary or appropriate to update or correct and update such Schedule(s) concurrently with the delivery of its next Compliance Certificate pursuant to Section 8.2. Notwithstanding the foregoing, the delivery to Lender of a revised or updated schedule shall not constitute a waiver of, or consent to, any Default or Event of Default arising as a result of any erroneous or incorrect information provided in any Schedule previously delivered to Lender.

Section 7.10    ERISA. Borrower shall provide to Lender, as soon as possible and in any event within thirty (30) days after the date that (a) any Termination Event with respect to a Benefit Plan has occurred or will occur, (b) the aggregate present value of the Unfunded Vested Liabilities under all Benefit Plans has increased to an amount in excess of $250,000, or (c) Borrower is in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan required by reason of its complete or partial withdrawal (as described in Section 4203 or 4205 of ERISA) from such Multiemployer Plan, a certificate of the president or the chief financial officer of Borrower setting forth the details of such of the events described in clauses (a) through (c) as applicable and the action which is proposed to be taken with respect thereto and, simultaneously with the filing thereof, copies of any notice or filing which may be required by the PBGC or other agency of the United States government with respect to such of the events described in clauses (a) through (c) as applicable.

Section 7.11    Insurance.

(a)    Borrower shall keep or cause to be kept insurance with financially sound and reputable insurers in such amounts and covering such risks as is consistent with sound business practice. Without limiting the foregoing, Borrower shall insure the Collateral of Borrower against loss or damage by fire, theft, burglary, pilferage, loss in transit, business interruption, and such other hazards as usual and customary in Borrower’s industry, and all premiums thereon shall be paid by Borrower and copies of the policies delivered to Lender. If Borrower fails to do so, Lender may procure such insurance and charge the cost to Borrower’s account. Each policy of insurance covering the Collateral shall provide that at least ten (10) days prior written notice of cancellation or notice of lapse must be given to Lender by the insurer (and Borrower shall use commercially reasonable efforts to obtain thirty (30) days prior written notice). All insurance policies required under this Section shall name Lender as an additional named insured and as a lender loss payee, as applicable. Promptly, and in any event within two (2) Business Days of receipt by Borrower of the proceeds of insurance referred to in this Section (other than proceeds arising from or constituting proceeds of any Term

Priority Collateral (to the extent that the HCP Credit Agreement requires such proceeds to prepay (or cash collateralize) the obligations outstanding under the HCP Credit Agreement), Borrower shall be required to pay or prepay the Obligations in an amount equal to 100% of the proceeds received.
Section 7.12    Payroll Taxes. Borrower shall at all times make all payroll tax deposits (with such deposits being paid to a payroll company, to the applicable taxing authority or to a segregated account) for all of its employees on or before the date when due.

Section 7.13    Notice of Certain Matters. Borrower shall provide to Lender prompt notice of (a) the commencement, to the extent Borrower is aware of the same, of all actions and proceedings in any court against Borrower or any of the Collateral, (b) any amendment of any of the organizational documents of Borrower, including but not limited to certificate of incorporation or bylaws, (c) any change in the executive officers of Borrower, (d) any (i) Default or Event of Default, or (ii) event that would constitute a default or event of default by Borrower under any material agreement (other than this Agreement) to which Borrower is a party, (e) the initiation of any material litigation, arbitration, governmental investigation or other action or proceeding, and (f) concurrently with the delivery of its next Borrowing Base Certificate pursuant to Section 8.3(d), the occurrence of any event causing any account identified by Borrower to Lender as an Eligible Account to become ineligible for any reason.

Section 7.14    Deposit Accounts. Borrower shall cause Lender to at all times have control (as defined by Section 9.104 of the UCC) with respect to each deposit account of Borrower other Excluded Accounts.

Section 7.15    Landlord Access Agreement. Borrower shall use commercially reasonable efforts to obtain, within thirty (30) days after the Closing Date, a landlord access agreement with respect to Borrower’s headquarters providing Lender with access to such premises for not less than five (5) Business Days.

ARTICLE VIII- FINANCIAL AND COLLATERAL REPORTING

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:
Section 8.1    Financial Statements.

(a)    Audited Year-End Statements. As soon as available, but in any event within one hundred twenty (120) days after the end of each fiscal year of Borrower, Borrower shall furnish to Lender copies of the audited consolidated and consolidating balance sheet of Borrower and its subsidiaries as of the end of such fiscal year and the related audited consolidated and consolidating statements of income, shareholders’ equity and cash flow for such fiscal year, in each case setting forth in comparative form the figures for the previous year of Borrower and its subsidiaries, along with management’s summary written overview and analysis of the results for such fiscal year, together with an audit report, without (i) any “going concern” or like qualification or exception, (ii) any qualification or exception as to the scope of such audit or (iii) any other qualification that would result in the representation set forth in Section 5.1(l) being untrue as of the date of such report in any material respect, certified by KPMG LLP or any other “Big 4” accounting firm or such other independent certified public accountants selected by Borrower and reasonably acceptable to Lender, and a listing of any adjusting entries; provided that if management’s summary written overview and analysis is included in any Annual Report on Form 10-K, such management’s summary written overview and analysis included therein shall also suffice as the management’s summary written overview and analysis required to be provided pursuant to this Section 8.1(a). In addition, on or before such date, Borrower shall provide Lender with copies of all management reports received from its independent certified public accountants.

(b)    Monthly Financial Statements. As soon as available, but in any event within thirty (30) days after the end of each month, Borrower shall furnish to Lender copies of the unaudited consolidated and consolidating balance sheet of Borrower and its subsidiaries as of the end of such month and the related unaudited consolidated and consolidating income statement and statement of cash flow of Borrower and its subsidiaries for such month and for the portion of the fiscal year of Borrower through such month, certified by the chief financial officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower and its subsidiaries as of the date thereof and for the periods ended on such date, subject to normal year-end adjustments.

(c)    Projected Financial Statements. As soon as available, but in any event no later than January 31 of each fiscal year of Borrower, Borrower shall furnish to Lender forecasted financial statements, prepared by Borrower, consisting of consolidated and consolidating balance sheets, cash flow statements and income statements of Borrower and its subsidiaries, reflecting projected borrowing hereunder and setting forth the assumptions on which such forecasted financial statements were prepared, covering the one-year period until the next fiscal year end.

All such financial statements shall be complete and correct in all material respects and all such financial statements referred to in clauses (a) and (b) shall be prepared in accordance with GAAP (except, with respect to interim financial statements, for the omission of footnotes) applied consistently throughout the periods reflected therein. Further, all such monthly financial statements shall be in a form acceptable to Lender.
Section 8.2    Compliance Certificate. Together with each delivery of financial statements required by Sections 8.1(a) and (b), Borrower shall furnish to Lender a certificate of Borrower’s president or chief financial officer in the form of Exhibit B or otherwise in a form reasonably acceptable to Lender.

Section 8.3    Collateral Information and Reports.

(a)    Schedules of Accounts. Within fifteen (15) days after the end of each month, Borrower shall furnish to Lender a Schedule of Accounts listing all accounts of Borrower as of the last Business Day of such month setting forth (i) the name of each Account Debtor together with account balances detailed by invoice number, amount (and any applicable rebate or discount), invoice date and terms, (ii) aging of all accounts setting forth accounts thirty (30) days past the invoice date or less, accounts over thirty (30) days past the invoice date but less than sixty-one (61) days past the invoice date, accounts over sixty (60) days past the invoice date but less than ninety-one (91) days past the invoice date, accounts over ninety (90) days past the invoice date and less than one hundred twenty-one (121) days past the invoice date and accounts over one hundred twenty (120) days past the invoice date, and (iii) a reconciliation of the Schedule of Accounts to the Borrowing Base Certificate as of the most recent month end and Borrower’s general ledger as of such month end.

(b)    Schedules of Accounts Payable. Within fifteen (15) days after the end of each month, Borrower shall furnish to Lender a schedule of accounts payable of Borrower as of the last Business Day of such month setting forth (i) a detailed aged trial balance of all of Borrower’s then existing accounts payable, specifying the name of and the balance due to each creditor and (ii) a reconciliation to the schedule of accounts payable to Borrower’s general ledger as of such month end.

(c)    [Intentionally Omitted.]

(d)    Borrowing Base Certificate. Not less often than weekly, Borrower shall furnish to Lender a Borrowing Base Certificate prepared as of the close of business on the last Business Day of such week, along with supporting documentation, in form and substance satisfactory to Lender (including but not limited to information on sales, credits, collections, and adjustments).

(e)    Certification. Each of the schedules and certificates delivered to Lender by Borrower pursuant to this Section 8.3 shall be in a form reasonably acceptable to Lender and shall be signed and certified by the president, chief financial officer or treasurer of Borrower to be true, correct and complete as of the date indicated thereon. In the event that any of such schedules or certificates are delivered electronically or without signature, such schedules and/or certificates shall, by virtue of their delivery, be deemed to have been signed and certified by the president of Borrower to be true, correct and complete as of the date indicated thereon.

(f)    Other Information. Lender may, in its Permitted Discretion, from time to time require Borrower to deliver the schedules and certificates described in Section 8.3 more or less often and on different schedules than specified in such Section. Borrower shall also furnish to Lender such other additional information as Lender may from time to time request.

ARTICLE IX - NEGATIVE COVENANTS

So long as this Agreement shall be in effect or any of the Obligations shall be outstanding, Borrower covenants and agrees as follows:
Section 9.1    Financial Covenants. Borrower shall maintain and keep in full force and effect each of the financial covenants set forth below:

(a)    Minimum Fixed Charge Coverage Ratio. Commencing with the measurement period ending September 30, 2018, Borrower’s Fixed Charge Coverage Ratio as of each month-end shall be at least 1.00 to 1.00. Borrower’s Fixed Charge Coverage Ratio will be measured on trailing basis measured from September 1, 2018 through the applicable measurement date through August 31, 2019 (e.g. on December 31, 2018, the applicable measurement period will be the 3-month period beginning September 1, 2018 and ending December 31, 2018), and on a trailing 12-month basis as of September 30, 2019, and the end of each month thereafter.

(b)    Maximum Capital Expenditures. Borrower’s Capital Expenditures shall not exceed $2,500,000 in any fiscal year.

(c)    Maximum Cash Loss After Debt Service. Borrower’s 2018 cumulative fiscal year to date Cash Loss After Debt Service shall not exceed the applicable amount set forth for the applicable cumulative year to date period set forth below.

Cash Loss After Debt Service	Year to Date Period Ending
$2,635,000	January 31, 2018
$4,350,000	February 28, 2018
$3,975,000	March 31, 2018
$5,460,000	April 30, 2018
$6,290,000	May 31, 2018
$5,415,000	June 30, 2018
$7,375,000	July 31, 2018
$7,710,000	August 31, 2018

(d)    Blocked Account Minimum Balance. Borrower shall at all times maintain funds in the Blocked Account of not less than the Blocked Account Minimum Balance.

Section 9.2    Prohibited Distributions and Payments, Etc. Borrower shall not, directly or indirectly, declare or make any Restricted Payment other than Permitted Distributions.

Section 9.3    Debt. Borrower shall not, directly or indirectly, create, assume, or otherwise become or remain obligated in respect of, or permit or suffer to exist or to be created, assumed or incurred or to be outstanding, any Debt other than Permitted Debt.

Section 9.4    Liens. Borrower shall not, directly or indirectly, create, assume or permit or suffer to exist or to be created or assumed any Lien on any of the property or assets of Borrower, real, personal or mixed, tangible or intangible, other than Permitted Liens.

Section 9.5    Loans. Borrower shall not make any loans or advances to or for the benefit of any Person (other than Subsidiaries that are Obligors), including, without limitation, officer, director, manager, shareholder, member, or partner of Borrower except to the extent such loans advances constitute Permitted Investments.

Section 9.6    Merger, Consolidation, Sale of Assets, Acquisitions. Borrower shall not, directly or indirectly, merge or consolidate with any other Person (other than mergers by any Subsidiary into Borrower (provided that Borrower shall be the surviving Person)) or sell, lease or transfer or otherwise dispose of any assets to any Person (other than Permitted Dispositions) or acquire all or substantially all of the assets of any Person or the assets constituting the business or a division or operating unit of any Person (other than Acquisitions constituting Permitted Investments).

Section 9.7    Transactions with Affiliates. Borrower shall not, directly or indirectly, effect any transaction with any Affiliate on a basis less favorable to Borrower than would be the case if such transaction had been effected with a Person not an Affiliate, except for (a) transactions permitted by this Agreement and (b) transactions between Borrower and its Affiliates under the transfer pricing policies in effect at the time; provided that in no event shall Borrower enter into any lease with any Affiliate.

Section 9.8    Contingent Liabilities. Borrower shall not, directly or indirectly, become or remain liable with respect to any Contingent Liabilities in respect of Debt not permitted by Section 9.3.

Section 9.9    Operating Leases. Borrower shall not, directly or indirectly, suffer to exist or enter into any lease (other than a Capitalized Lease) which would cause the annual payment obligations of Borrower under all leases (other than Capitalized Leases) to exceed $2,000,000 in the aggregate.

Section 9.10    Benefit Plans. Borrower shall not, directly or indirectly, permit, or take any action which would cause, the Unfunded Vested Liabilities under all Benefit Plans of Borrower to exceed $250,000.

Section 9.11    Sales and Leasebacks. Borrower shall not, directly or indirectly, enter into any arrangement with any Person providing for the leasing from such Person of real or personal property which has been or is to be sold or transferred, directly or indirectly, by Borrower to such Person.

Section 9.12    Investments. Borrower shall not, directly or indirectly, make or acquire any Investment, except for Permitted Investments.

Section 9.13    Amendments. Borrower shall not, in any manner adverse to the Lender, amend or modify, or permit any amendment or modification to, whether orally, in writing, or otherwise to any agreement evidencing or relating to Subordinated Debt.

Section 9.14    No Restrictions on Subsidiary Distributions. Borrower will not permit directly or indirectly to create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Person to pay dividends or make any other distribution on any of such Person’s equity interests owned by Borrower; provided that this Section 9.14 shall not apply to restrictions and conditions (i) imposed by Requirements of Law, (ii) imposed by the Loan Documents or the HCP Credit Agreement (or any related document), (iii) existing on the date hereof and identified on Schedule 9.14 (but shall apply to any extension or renewal of, or any amendment or modification expanding the scope of, any such restriction or condition) or (iv) to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary pending such sale, provided such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted by the terms of this Agreement.

Section 9.15    Inventory Locations. Except for Inventory in transit to Borrower in the ordinary course of business, Borrower will not maintain any Inventory at any location other than those locations listed on Schedule 5.1(p)

unless it gives Lender prompt written notice thereof and delivers or causes to be delivered to Lender all documents that Lender reasonably requests in connection therewith; provided that, in the case of any leased location, Lender requests an access and waiver agreement signed by the owner of such location, Borrower shall use commercially reasonable efforts to obtain such agreement in form and substance reasonably satisfactory to Lender.

Section 9.16    USA Patriot Act. Borrower shall not (a) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list) that prohibits or limits Lender from making any advance or extension of credit to Borrower or from otherwise conducting business with Borrower or (b) fail to provide documentary and other evidence of Borrower’s or its corporate officers’ identities as may be requested by Lender at any time to enable Lender to verify Borrower’s identity or to comply with any Applicable Law, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. §5318.

Section 9.17    Sanctions. Borrower shall not: (a) use any of the Loan proceeds for the purpose of: (i) providing financing to or otherwise making funds directly or indirectly available to any Sanctioned Person; or (ii) providing financing to or otherwise funding any transaction which would be prohibited by Sanctions or would otherwise cause Lender or Borrower, or any entity affiliated with Lender or Borrower, to be in breach of any Sanction; or (b) fund any repayment of the Loan with proceeds derived from any transaction that would be prohibited by Sanctions or would otherwise cause Lender or Borrower, or any Person affiliated with Lender or Borrower, to be in breach of any Sanction. Borrower shall notify Lender in writing not more than three (3) Business Days after becoming aware of any breach of this Section.

ARTICLE X - DEFAULT

Section 10.1    Events of Default. The occurrence of any one or more of the following events shall constitute an Event of Default:

(a)    the failure or refusal of Borrower to make any payment of the Obligations when due;
(b)    the failure of any Obligor to properly observe or perform any obligation, agreement, covenant, or other provision contained in this Agreement or in any other Loan Document; provided, however, Borrower shall be entitled to a five (5) day grace period with respect to the delivery of reports pursuant to Section 8.1;
(c)    the occurrence of any event of default (beyond the applicable grace period with respect thereto, if any) under any of the other Loan Documents;
(d)    any representation or warranty contained herein or in any of the other Loan Documents is false or misleading in any material respect when made or deemed made;
(e)    an Obligor shall at any time (i) apply for or consent to the appointment of a receiver, trustee, custodian, intervenor or liquidator of such Obligor or of all or a substantial part of such Obligor’s assets, (ii) file a voluntary petition in bankruptcy, (iii) admit in writing that such Obligor is unable to pay its debts as they become due, (iv) make a general assignment for the benefit of creditors, (v) file a petition or answer seeking reorganization or an arrangement with creditors or to take advantage of any bankruptcy or insolvency proceeding, or (vi) take corporate, company or partnership action for the purpose of effecting any of the foregoing;
(f)    at any time, either (i) an involuntary petition or complaint shall be filed against any Obligor seeking its bankruptcy or reorganization or appointment of a receiver, custodian, trustee, intervenor or liquidator of such Obligor, or of all or substantially all of such Obligor’s assets, or (ii) an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving a petition or complaint seeking reorganization of such Obligor or appointing an intervenor or liquidator of such Obligor, or of all or substantially all of its assets, which, in the case of each of clauses (i) and (ii), such Obligor shall acquiesce to or fail to have dismissed or stayed for forty-five (45) consecutive days;
(g)    Borrower ceases operations or commences liquidation of its assets;
(h)    any money judgment in excess of $250,000 (net of insurance coverage; provided, that the insurer has not notified Borrower that coverage has been denied) is rendered against Borrower that is not paid within thirty (30) days, or the failure, within a period of ten (10) days after the commencement thereof, to have discharged any attachment, sequestration, or similar proceedings against Borrower’s assets;
(i)    the occurrence of an event of default (beyond the applicable grace period with respect thereto, if any) under the HCP Term Loan Agreement;
(j)    [Intentionally Omitted.]
(k)    the occurrence of an event of default (beyond the applicable grace period with respect thereto, if any) under any other Debt of Borrower which Debt exceeds $150,000 in principal amount;
(l)    an Obligor or any of its senior officers is criminally indicted or convicted for (i) a felony committed in the conduct of the Obligor’s business, or (ii) violating any state or federal law (including the Controlled Substances Act, Money Laundering Control Act of 1986 and Illegal Exportation of War Materials Act, each as amended) that could lead to forfeiture of any material Property or any material Collateral;
(m)    Lender shall cease to have a valid, perfected and first priority Lien on any of the Collateral, except as otherwise expressly permitted herein or consented to in writing by Lender;
(n)    any guarantor of the Obligations, or such guarantor’s successors, heirs, or personal representatives, shall (i) repudiate its or his obligations under, or commit an anticipatory breach of, its guaranty executed for the benefit of Lender or (ii) attempt to terminate such guaranty, or (iii) commence any legal proceeding to terminate or hold invalid in any respect such guaranty;
(o)    Borrower is enjoined, restrained or in any way prevented by court order from continuing to conduct all or any material part of its business affairs or Borrower ceases operations or commences liquidation of its assets;
(p)    the occurrence of a Change of Control; or
(q)    a Material Adverse Change shall occur, as determined by Lender in its good faith, or the occurrence of any event which, in Lender’s Permitted Discretion, could have a Material Adverse Change.

Section 10.2    Remedies.

(a)    (Automatic Acceleration and Termination of Facilities. Upon the occurrence of an Event of Default with respect to Borrower under Section 10.1(e) or (f), (i) the principal of and the accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, shall thereupon become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or any of the Loan Documents to the contrary notwithstanding, and (ii) the commitment of Lender to make Loans hereunder shall immediately terminate.

(b)    Other Remedies. Without limiting the terms of Section 10.2(a) above, if any Event of Default shall have occurred and be continuing, Lender, in its Permitted Discretion, may (i) declare the principal of and accrued interest on the Loans at the time outstanding, and all other amounts owed to Lender under this Agreement or any of the Loan Documents and all other Obligations, to be forthwith due and payable, whereupon the same shall immediately become due and payable without presentment, demand, protest, notice of protest and non-payment, notice of default, notice of acceleration or intention to accelerate, or other notice of any kind, all of which are expressly waived, anything in this Agreement or the Loan Documents to the contrary notwithstanding; (ii) terminate any commitment of Lender to make Loans hereunder; (iii) enter upon any premises where Collateral is located; and (iv) exercise any or all rights and remedies available under the Loan Documents, at law and/or in equity including, without limitation, the rights and remedies of a secured party under the UCC (whether or not the UCC is applicable). Borrower agrees that, to the extent notice of sale shall be required by law, at least ten (10) days’ notice to Borrower of the time and place of any public sale or the time after which any private sale is to be made shall constitute reasonable notice, but notice given in any other reasonable manner or at any other reasonable time shall also constitute reasonable notification.

Section 10.3    Application of Proceeds. All proceeds from each sale of, or other realization upon, all or any part of the Collateral following an Event of Default shall be applied to the payment of the Obligations (with Borrower remaining liable for any deficiency) in any order which Lender may elect with the balance (if any) paid to Borrower or to whomsoever is entitled thereto.

Section 10.4    Miscellaneous Provisions Concerning Remedies.

(a)    Rights Cumulative. The rights and remedies of Lender under the Loan Documents shall be cumulative and not exclusive of any rights or remedies which it would otherwise have. In exercising such rights and remedies, Lender may be selective and no failure or delay by Lender in exercising any right shall operate as a waiver of such right nor shall any single or partial exercise of any power or right preclude its other or further exercise or the exercise of any other power or right.

(b)    Waiver of Marshaling. Borrower hereby waives any right to require any marshaling of assets and any similar right.

Section 10.5    Trademark License. As of the Closing Date, all trademarks, patents, copyrights, service marks and licenses owned by Borrower and all trademarks, patents, copyrights, service marks and software licensed by Borrower, are listed on Schedule 5.1(s). Borrower hereby grants to Lender the nonexclusive right and license to use all of the trademarks, patents, copyrights, service marks and licenses described on Schedule 5.1(s) and any other trademarks, patents, copyrights, service marks and licenses now or hereafter used by Borrower, following the occurrence and during the continuance of an Event of Default, for the purposes set forth in Section 10.2 and for the purpose of enabling Lender to realize on the Collateral and to permit any purchaser of any portion of the Collateral through a foreclosure sale or any other exercise of Lender’s rights and remedies under the Loan Documents to use, sell or otherwise dispose of the Collateral bearing any such trademarks, patents, copyrights, service marks and licenses. Subject to the foregoing sentence, such right and license is granted free of charge, without the requirement that any monetary payment whatsoever be made to Borrower or any other Person by Lender.

ARTICLE XI- MISCELLANEOUS

Section 11.1    Notices.

(a)    Method of Communication. All notices and the communications hereunder and thereunder shall be in writing or by telephone subsequently confirmed in writing. Notices in writing shall be delivered personally or sent by overnight courier service, by certified or registered mail, postage pre-paid or email (with receipt confirmation) and shall be deemed received, in the case of personal delivery, when delivered, in the case of overnight courier service, on the next Business Day after delivery to such service, in the case of mailing, on the third day after mailing (or, if such day is a day on which deliveries of mail are not made, on the next succeeding day on which deliveries of mail are made) and in the case of email, when receipt is acknowledged; provided that in the case of notices to Lender, Lender shall be charged with knowledge of the contents thereof only when such notice is actually received by Lender. A telephonic notice to Lender as understood by Lender will be deemed to be the controlling and proper notice in the event of a discrepancy with or failure to receive a confirming written notice.

(b)    Addresses for Notices. Notices to any party shall be sent to it at the following addresses, or any other address of which all the other parties are notified in writing.

If to Borrower:        RadiSys Corporation
5435 NE Dawson Creek Drive
Hillsboro, OR 97124
Attention: Jon Wilson
Email: jon.wilson@radisys.com

If to Lender:        Marquette Business Credit, LLC

Premier Place, Suite 1900
5910 N. Central Expressway
Dallas, Texas 75206
Email: [        ]
Attention: Portfolio Manager, URGENT

with a complete copy to:

Marquette Business Credit, LLC
333 South Grand Avenue, Suite 2200
Los Angeles, California 90071
Email: [        ]
Attention: Portfolio Manager, URGENT

Section 11.2    Expenses. Within ten (10) days after presentation of an invoice for such costs and expenses, outlining such items in reasonable detail, Borrower agrees to pay or reimburse all costs and expenses incurred by Lender arising out of or in connection with this Agreement and the Loans including, without limitation, (a) the reasonable fees and expenses of counsel in connection with the negotiation, preparation, execution, delivery, amendment, enforcement and termination of this Agreement and each of the other Loan Documents, (b) the out-of-pocket costs and expenses incurred in connection with the administration and interpretation of this Agreement and the other Loan Documents, (c) the costs and expenses of appraisals of the Collateral on such basis as Lender shall from time to time request; provided that Borrower shall not be liable for the cost and expense of more than one (1) appraisal per calendar year pursuant to this Section, so long as no Event of Default has occurred and is continuing, (d) the costs and expenses of lien searches, (e) all stamp, registration, recordation and similar taxes, fees or charges related to the Collateral and charges of filing financing statements and continuations and the costs and expenses of taking other actions to perfect, protect, and continue the security interest of Lender, (f) costs and expenses related to the preparation, execution and delivery of any waiver, amendment, supplement or consent by Lender relating to this Agreement or any of the Loan Documents, (g) sums paid or obligations incurred in connection with the payment of any amount or taking any action required of Borrower under the Loan Documents that Borrower fails to pay or take, (h) costs of inspections and verifications of the Collateral, including, without limitation, $1,000 per diem per examiner plus out of pocket expenses for travel, lodging, and meals arising in connection with inspections and verifications of the Collateral and Borrower’s operations and books and records by Lender’s employees and agents, (i) costs and expenses of forwarding loan proceeds, collecting checks and other items of payment, and establishing and maintaining each account of Borrower maintained with Lender or owned by Lender for the benefit of Borrower and each Collection Account or Lockbox, (j) the costs of Borrower's monthly access to “StuckyNet”, which fee is currently $100.00 per month (k) costs and expenses of preserving and protecting the Collateral, (l) costs and expenses related to consulting with and obtaining opinions and appraisals from one or more Persons, including personal property appraisers, accountants and lawyers, concerning the value of any Collateral for the Obligations or related to the nature, scope or value of any right or remedy of Lender hereunder or under any of the Loan Documents, including any review of factual matters in connection therewith, which expenses shall include the fees and disbursements of such Persons, and (m) costs and expenses paid or incurred to obtain payment of the Obligations, enforce the security interest of Lender, sell or otherwise realize upon the Collateral, and otherwise enforce the provisions of the Loan Documents, or to prosecute or defend any claim in any way arising out of, related to or connected with, this Agreement or any of the Loan Documents, which expenses shall include the reasonable fees and disbursements of counsel and of experts and other consultants retained by Lender. Upon notice to Borrower by the Lender, Borrower hereby authorizes Lender to debit Borrower’s loan account by increasing the principal amount of the Loan, or deduct from Borrower’s accounts maintained with any Affiliate of Lender, the amount of any costs, fees and expenses owed by Borrower if Borrower fails to pay such amount within three (3) Business Days following the date when due.

Section 11.3    Setoff. In addition to any rights now or hereafter granted under Applicable Law, and not by way of limitation of any such rights, upon and after the occurrence of any Event of Default, Lender and any participant with Lender in the Loans are hereby authorized by Borrower at any time or from time to time, without notice to Borrower or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, time or demand, including, but not limited to, Debt evidenced by certificates of deposit, whether matured or unmatured) and any other Debt at any time held or owing by Lender or any participant to or for the credit or the account of Borrower against and on account of the Obligations irrespective of whether or not (a) Lender shall have made any demand under this Agreement or any of the Loan Documents, or (b) Lender shall have declared any or all of the Obligations to be due and payable as permitted by Section 10.2 and although such Obligations shall be contingent or unmatured.

Section 11.4    Venue; Service of Process. BORROWER HEREBY IRREVOCABLY SUBMITS ITSELF TO THE NON-EXCLUSIVE JURISDICTION OF THE STATE AND FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, AND AGREES AND CONSENTS THAT SERVICE OF PROCESS MAY BE MADE UPON IT IN ANY LEGAL PROCEEDING RELATING TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN LENDER AND BORROWER BY ANY MEANS ALLOWED UNDER STATE OR FEDERAL LAW. ANY LEGAL PROCEEDING ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY BORROWING HEREUNDER OR ANY OTHER RELATIONSHIP BETWEEN LENDER AND BORROWER MAY BE BROUGHT AND LITIGATED IN ANY ONE OF THE STATE OR FEDERAL COURTS LOCATED IN LOS ANGELES COUNTY, CALIFORNIA, HAVING JURISDICTION. BORROWER AND LENDER WAIVE AND AGREE NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE OR OTHERWISE, THAT ANY SUCH PROCEEDING IS BROUGHT IN AN INCONVENIENT FORUM OR THAT THE VENUE THEREOF IS IMPROPER. NOTHING HEREIN SHALL LIMIT THE RIGHT OF LENDER TO BRING PROCEEDINGS AGAINST BORROWER IN THE COURTS OF ANY OTHER JURISDICTION. ANY JUDICIAL PROCEEDING BY BORROWER AGAINST LENDER INVOLVING, DIRECTLY OR INDIRECTLY, ANY MATTER IN ANY WAY ARISING OUT OF, RELATED TO, OR CONNECTION WITH ANY LOAN DOCUMENT SHALL BE BROUGHT ONLY IN A COURT IN LOS ANGELES, CALIFORNIA. Borrower expressly waives personal service of the summons and complaint or other process or papers issued therein and agrees that service of such summons and complaint or other process or papers may be made by registered or certified mail addressed to Borrower at its address referenced in Section 11.1, which service shall be deemed to have been made on the date that receipt is deemed to have occurred for registered or certified mail as provided in Section 11.1.

Section 11.5    Assignment; Participation. All the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that Borrower may not assign or transfer any of its rights under this Agreement or delegate any of its duties or obligations under this Agreement. Lender may assign to one or more Persons, or sell participations to one or more Persons in, all or a portion of its rights and obligations hereunder and under this Agreement and any promissory notes issued pursuant hereto and, in connection with any such assignment or sale of a participation, may assign its rights and obligations under the Loan Documents; provided that the consent of Borrower (such consent not to be unreasonably withheld or delayed) shall be required unless (a) a Default or an Event of Default has occurred and is continuing at the time of such assignment, (b) such assignment is to a Lender or an Affiliate of a Lender or (c) such assignment arises as result of the sale or other disposition by the Lender of all or substantially all of its assets constituting the loan portfolio of the Lender. Borrower agrees that Lender may provide any information that Lender may have about Borrower or about any matter relating to this Agreement to any of its Affiliates or their successors, or to any one or more purchasers or potential purchasers of any of its rights under this Agreement or any one or more participants or potential participants.

Section 11.6    Amendments and Waivers. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent with respect to any departure by Borrower therefrom, shall be effective unless the same shall be in writing and signed by Lender and Borrower and then any such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

Section 11.7    Performance of Borrower’s Duties. If Borrower shall fail to do any act or thing which it has covenanted to do under this Agreement or any of the Loan Documents, Lender may (but shall not be obligated to) do the same or cause it to be done either in the name of Lender or in the name and on behalf of Borrower, and Borrower hereby irrevocably authorizes Lender so to act.

Section 11.8    Indemnification. Borrower shall reimburse Lender and its Affiliates and their respective officers, employees, directors, shareholders, agents and legal counsel (collectively, the “Indemnified Parties” and individually, an “Indemnified Party”) for all reasonable costs and expenses, including legal fees and expenses, incurred and shall indemnify and hold the Indemnified Parties harmless from and against all losses suffered by any Indemnified Party, other than losses resulting from an Indemnified Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable judgment, in connection with (a) the exercise by Lender or any of its Affiliates of any right or remedy granted to it under this Agreement or any of the Loan Documents or at law, (b) any claim, and the prosecution or defense thereof, arising out of or in any way connected with this Agreement or any of the Loan Documents, except in the case of a dispute between Borrower and Lender in which Borrower prevails in a final non-appealable judgment, and (c) the collection or enforcement of the Obligations or any of them. BORROWER AND LENDER EXPRESSLY INTEND THAT THE FOREGOING INDEMNITY SHALL COVER, AND THAT BORROWER SHALL INDEMNIFY AND HOLD THE INDEMNIFIED PARTIES HARMLESS FROM AND AGAINST, COSTS, EXPENSES AND LOSSES SUFFERED AS A RESULT OF THE NEGLIGENCE OF ANY INDEMNIFIED PARTY.

Section 11.9    All Powers Coupled with Interest. All powers of attorney and other authorizations granted to Lender and any Persons designated by Lender pursuant to any provisions of this Agreement or any of the Loan Documents shall be deemed coupled with an interest and shall be irrevocable so long as any of the Obligations remain unpaid or unsatisfied or Lender has any obligations to make the Loan hereunder.

Section 11.10    Severability of Provisions. Any provision of this Agreement or any other Loan Document which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective only to the extent of such prohibition or unenforceability without invalidating the remainder of such provision or the remaining provisions hereof or thereof or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.11    GOVERNING LAW. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OF ANY PROVISION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS AND OF ANY ISSUE RELATING TO THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY THE LAWS OF THE STATE OF CALIFORNIA NOT INCLUDING CONFLICTS OF LAWS RULES.

Section 11.12    Jury Waiver. BORROWER AND LENDER HEREBY VOLUNTARILY, KNOWINGLY, IRREVOCABLY AND UNCONDITIONALLY WAIVE ,TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) BETWEEN OR AMONG BORROWER AND LENDER AND LENDER’S AFFILIATES ARISING OUT OF OR IN ANY WAY RELATED TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY RELATIONSHIP BETWEEN LENDER AND BORROWER OR BETWEEN BORROWER AND ANY AFFILIATE OF LENDER. THIS PROVISION IS A MATERIAL INDUCEMENT TO LENDER TO PROVIDE THE FINANCING DESCRIBED HEREIN OR IN THE OTHER LOAN DOCUMENTS.

Section 11.13    Counterparts; Integration. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and shall be binding upon all parties, their successors and assigns, and all of which taken together shall constitute one and the same agreement. A facsimile or digital copy of any signed Loan

Document, including this Agreement, shall be deemed to be an original thereof. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.

Section 11.14    Time is of the Essence. Time is of the essence of this Agreement and the other Loan Documents.

Section 11.15    Waiver of Consumer Rights. BORROWER HEREBY WAIVES ITS RIGHTS UNDER THE DECEPTIVE TRADE PRACTICES - CONSUMER PROTECTION ACT, SECTION 17.41 ET. SEQ. BUSINESS & COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BORROWER VOLUNTARILY CONSENTS TO THIS WAIVER. BORROWER EXPRESSLY WARRANTS AND REPRESENTS THAT IT (A) IS NOT IN A SIGNIFICANTLY DISPARATE BARGAINING POSITION RELATIVE TO LENDER, (B) BORROWER HAS BEEN ADVISED BY LENDER TO SEEK THE ADVICE OF AN ATTORNEY AND AN ACCOUNTANT IN CONNECTION WITH THIS LOAN, AND (C) BORROWER HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF AN ATTORNEY AND ACCOUNTANT OF BORROWER’S CHOICE IN CONNECTION WITH THIS LOAN.

Section 11.16    Patriot Act Notice. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT. To help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify, and record information that identifies each Person that opens an account, including any deposit account, treasury management account, loan, other extension of credit, or other financial services product. What this means for Borrower: When Borrower opens an account, if Borrower is an individual, Lender will ask for Borrower’s name, residential address, date of birth, and other information that will allow Lender to identify Borrower, and if Borrower is not an individual, Lender will ask for Borrower’s name, employer identification number, business address, and other information that will allow Lender to identify Borrower. Lender may also ask, if Borrower is an individual, to see Borrower’s driver’s license or other identifying documents, and if Borrower is not an individual, to see Borrower’s legal organizational documents or other identifying documents.

Section 11.17    Press Releases and Related Matters. Borrower consents to the publication by Lender of customary advertising material relating to the transactions contemplated by this Agreement and the other Loan Documents, including on the website of Lender or its Affiliates, using Borrower’s name, product photographs, logo or trademark, subject to Lender’s prior notice to Borrower of such advertising material.

Section 11.18    Confidentiality. Except as provided in Section 11.17, Lender agrees to use commercially reasonable efforts to maintain, in accordance with its customary practices, the confidentiality of information obtained by it pursuant to any Loan Document, except that such information may be disclosed (i) with Borrower’s consent, (ii) at the request or pursuant to any requirement of any governmental authority to which Lender is subject or in connection with an examination of Lender by any such governmental authority; (iii) to any investment committee of Lender that is advised of the confidential nature of such information and is instructed to keep such information confidential in accordance with the terms hereof, (iv) to Persons employed or engaged by Lender or Lender’s Affiliates in evaluating, approving, structuring or administering the Loans, (v) to the extent such information presently is or hereafter becomes (A) publicly available other than as a result of a breach of this Section 11.18 or (B) available to Lender from a source (other than Borrower or its Subsidiaries) not known by Lender to be subject to disclosure restrictions, (vi) to the extent disclosure is required by applicable Requirements of Law or other legal process or requested or demanded by any governmental authority or any insurance industry association, (vii) to any other party hereto, (viii) to any assignee or participant or potential assignee or participant that has agreed to comply with the covenant contained in this Section 11.18 (and any such assignee or participant or potential assignee or participant may disclose such information to Persons employed or engaged by them as described in clause (iv) above), (ix) in connection with the exercise or enforcement of any right or remedy under any Loan Document or in connection with any litigation or other proceeding (including bankruptcy) to which Lender is a party or bound, (x) to any nationally recognized rating agency that requires access to information about Lender’s investment portfolio in connection with ratings issued with respect to Lender, (xi) to Lender’s independent auditors and other professional advisors as to which such information has been identified as confidential (xii) to its Affiliates provided that such Affiliates agree to keep such information confidential to the same extent required of Lender hereunder, (xiii) to the Letter of Credit Issuer, and (xix) as required in connection with a permitted assignment of, or sale of participations in, Lenders rights and obligations under the Loan Documents pursuant to Section 11.5 of this Agreement provided that such assignee or purchaser, as applicable, agrees to keep such information confidential to the same extent required of Lender hereunder.

[Signature Pages Follow]

THIS WRITTEN LOAN AGREEMENT REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES RELATING TO THE SUBJECT MATTER HEREOF AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

RADISYS CORPORATION,
an Oregon corporation

By:	/s/ Jonathan Wilson
Printed Name:	Jonathan Wilson
Title:	Chief Financial Officer, Vice President of Finance and Corporate Secretary

MARQUETTE BUSINESS CREDIT, LLC
A Delaware limited liability company

By:	/s/ Xavier Gannon
Printed Name:	Xavier Gannon
Title:	Senior Vice President